                            ASSET PURCHASE AGREEMENT



                                  By and Among

                         NEW HOPE COMMUNICATIONS, INC.,

                                R. DOUGLAS GREENE

                                       and

                               PENTON MEDIA, INC.



                              ---------------------






                            Dated as of May 18, 1999

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

                                    ARTICLE I
                          PURCHASE AND SALE OF ASSETS;
                            ASSUMPTION OF LIABILITIES

Section 1.1.   Sale and Transfer of Assets.....................................1
Section 1.2.   Excluded Assets.................................................2
Section 1.3.   Assumption of Liabilities.......................................2
Section 1.4.   Excluded Liabilities............................................2

                                   ARTICLE II
                                 PURCHASE PRICE

Section 2.1.   Payment.........................................................3
Section 2.2.   Purchase Price Allocation.......................................7
Section 2.3.   Working Capital Loans...........................................7
               (a)  Initial Loan...............................................7
               (b)  Additional Loans...........................................7
               (c)  Additional Bonus Accrual...................................7
               (d)  Setoff.....................................................8
               (e)  Repayment..................................................8

                                   ARTICLE III
                                     CLOSING

Section 3.1.   General.........................................................8
Section 3.2.   Deliveries by Seller at the Closing.............................8
Section 3.3.   Deliveries by Buyer at the Closing..............................9

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.1.   Representations and Warranties of Seller.......................10
               (a)  Organization and Standing; Power and Authority............10
               (b)  New Hope International....................................11
               (c)  Articles and By-Laws......................................11
               (d)  Conflicts; Defaults.......................................11
               (e)  Acquired Assets; Title to the Acquired Assets.............12
               (f)  Real Property.............................................13
               (g)  Contracts.................................................14
               (h)  Financial Statements......................................15
               (i)  Undisclosed Liabilities...................................16
               (j)  Accounts Receivable; Collection; Trade Payables...........16
               (k)  Inventories...............................................16
               (l)  Litigation................................................17

                                                                            Page
                                                                            ----

               (m)  Advertisers, Exhibitors, Attendees and Suppliers..........17
               (n)  Pricing Practices.........................................18
               (o)  Circulation...............................................19
               (p)  List Rentals..............................................19
               (q)  Regulatory Compliance.....................................19
               (r)  Brokers, Finders and Agents...............................19
               (s)  Intellectual Property.....................................19
               (t)  Year 2000 Compliance......................................21
                    (i)      Computer Systems.................................21
                    (ii)     Other Products and Services......................21
                    (iii)    Definition.......................................21
               (u)  Permits...................................................22
               (v)  Employee Relations; Collective Bargaining Agreements......22
               (w)  Employees and Employee Plans..............................23
               (x)  Environmental Matters.....................................24
               (y)  Changes in Circumstances..................................25
               (z)  Taxes.....................................................26
               (aa) Insurance.................................................26
               (bb) Approvals.................................................27
               (cc) Bank Accounts.............................................27
               (dd) Books and Records.........................................27
               (ee) Penalties and Renegotiation of Contracts..................27
               (ff) Copies of Documents.......................................28
               (gg) Insider Interests.........................................28
               (hh) Investment................................................28
               (ii) Affiliate Transactions....................................28
               (jj) HSR Filing................................................29
               (kk) Disclosure................................................29
               (ll) Representations and Warranties on Closing Date............29
Section 4.2.   Representations and Warranties of Buyer........................29
               (a)  Organization and Standing; Corporate Power and Authority..29
               (b)  Conflicts; Defaults.......................................29
               (c)  Buyer Shares..............................................30
               (d)  Exchange Act Filings......................................30
               (e)  Litigation................................................30
               (f)  Regulatory Compliance.....................................31
               (g)  Brokers, Finders and Agents...............................31
               (h)  Permits...................................................31
               (i)  Approvals.................................................31
               (j)  HSR Filing................................................31
               (k)  Financial Ability.........................................31
               (l)  Disclosure................................................32
               (m)  Representations and Warranties on Closing Date............32

                                                                            Page
                                                                            ----
                                    ARTICLE V
                              CONDITIONS TO CLOSING

Section 5.1.   Conditions to Buyer's Obligations..............................32
               (a)  Representations and Warranties............................32
               (b)  Covenants.................................................32
               (c)  Material Adverse Change...................................32
               (d)  Consents..................................................32
               (e)  No Proceeding or Litigation...............................32
Section 5.2.   Conditions to Seller's Obligations.............................33
               (a)  Representations and Warranties............................33
               (b)  Covenants.................................................33
               (c)  Consents..................................................33
               (d)  No Proceeding or Litigation...............................33
               (e)  Certificates; Documents; Payment..........................33
Section 5.3.   Waiver of Conditions...........................................33

                                   ARTICLE VI
                                    COVENANTS

Section 6.1.   Conduct of Business............................................33
Section 6.2.   Confidentiality of Seller......................................34
Section 6.3.   Confidentiality of Buyer.......................................34
Section 6.4.   Maintenance of, and Access to, Records.........................35
Section 6.5.   Agreement to Comply............................................35
Section 6.6.   No Solicitation................................................35
Section 6.7.   Access.........................................................35
Section 6.8.   Accounts Receivable............................................36
Section 6.9.   Name Change Filings............................................36
Section 6.10.  Further Assurances.............................................37
Section 6.11.  Resale Restrictions............................................37
Section 6.12.  Expenses; Transfer Taxes.......................................38
Section 6.13.  Bulk Transfer Laws.............................................39
Section 6.14.  Press Releases and Disclosure..................................39
Section 6.15.  Cooperation in the Defense of Claims...........................39
Section 6.16.  Regulatory Approvals...........................................39
Section 6.17.  Employee Matters...............................................40
               (a)  Offer to Hire.............................................40
               (b)  Transferred Employees.....................................40
               (c)  Terms of Employment.......................................40
               (d)  Assumed Plans.............................................41
               (e)  Employee Welfare Benefit Plans............................41
               (f)  COBRA.....................................................42
               (g)  Seller's Savings Plan.....................................42
               (h)  Vacation and Sick Leave...................................42

                                                                            Page
                                                                            ----

Section 6.18.  Greene Guaranty................................................42
Section 6.19.  Board of Directors.............................................43
Section 6.20.  Tax Matters....................................................43

                                   ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

Section 7.1.   Indemnification by Buyer.......................................43
Section 7.2.   Indemnification by Seller......................................43
Section 7.3.   Notice of Claim; Right to Participate in and
               Defend Third Party Claim.......................................44
Section 7.4.   Maximum and DeMinimis Amounts for Seller's Indemnification.....44
Section 7.5.   Maximum and DeMinimis Amounts for Buyer's Indemnification......45
Section 7.6    Survival of Representations and Warranties;
               Survival of Environmental Indemnity............................45
Section 7.7    Exclusions.....................................................46
Section 7.8.   Setoff.........................................................46
Section 7.9.   Purchase Price Adjustment......................................46

                                  ARTICLE VIII
                                   TERMINATION

Section 8.1.   Termination....................................................46
               (a)  Mutual Consent............................................46
               (b)  Closing Date..............................................46
               (c)  Seller Misrepresentation or Breach........................46
               (d)  Buyer Misrepresentation or Breach.........................47
               (e)  Court Order...............................................47
Section 8.2.   Effect of Termination..........................................47

                                   ARTICLE IX
                                  MISCELLANEOUS

Section 9.1.   Amendments.....................................................47
Section 9.2.   Entire Agreement...............................................47
Section 9.3.   Governing Law..................................................47
Section 9.4.   Notices........................................................47
Section 9.5.   Counterparts...................................................48
Section 9.6.   Assignment.....................................................48
Section 9.7.   Waivers........................................................48
Section 9.8.   Third Parties..................................................49
Section 9.9.   Survival of Covenants..........................................49
Section 9.10.  Schedules, Addenda and Exhibits................................49
Section 9.11.  Headings.......................................................49
Section 9.12.  Certain Definitions............................................49
Section 9.13.  Remedies Not Exclusive.........................................50

                                                                            Page
                                                                            ----

Section 9.14.  Gender and Number..............................................50



Exhibit A      Form of Bill of Sale..........................................A-1
Exhibit B      Form of Escrow Agreement......................................B-1
Exhibit C      Form of Accredited Investor Letter............................C-1
Exhibit D      Form of Initial Note..........................................D-1
Exhibit E      Form of Opinion of Willkie Farr & Gallagher...................E-1
Exhibit F      Form of Consulting and Non-Competition Agreement..............F-1
Exhibit G      Form of Registration Rights Agreement.........................G-1
Exhibit H      Form of Opinion of Jones, Day, Reavis & Pogue.................H-1

Annex I  Forecast Summary

                             TABLE OF DEFINED TERMS
                                                                            Page
                                                                            ----

Accredited Investor Letter.....................................................6
Acquired Assets................................................................1
Additional Note................................................................7
Affiliate.....................................................................49
Agreement......................................................................1
Assumed Liabilities............................................................2
Assumed Plan..................................................................41
Audited Balance Sheet.........................................................15
Audited Balance Sheet Date....................................................15
Balance Sheet Date............................................................15
Bill of Sale...................................................................1
Bonus Amount...................................................................4
Business.......................................................................1
Business Employee.............................................................23
Buye...........................................................................1
Buyer Cap.....................................................................45
Buyer Financial Statements....................................................30
Buyer Material Adverse Change.................................................30
Buyer Shares...................................................................3
Buyer Threshold Amount........................................................45
Cash Amount....................................................................3
Closing........................................................................8
Closing Date...................................................................8
Closing Price..................................................................6
Code..........................................................................23
Consents......................................................................27
Consulting Agreement..........................................................10
Contingent Payment.............................................................3
Contingent Payment Period......................................................3
Contracts.....................................................................14
EBITDA.........................................................................4
EBITDA Determination...........................................................5
Employee Plans................................................................23
Environmental Claim...........................................................24
Environmental Laws............................................................24
Equity Offering...............................................................38
ERISA.........................................................................23
Escrow Agent...................................................................3
Escrow Agreement...............................................................3
Escrow Funds...................................................................3
Exchange Act..................................................................30
Excluded Assets................................................................2
Excluded Liabilities...........................................................2
Financial Statements..........................................................15

                                                                            Page
                                                                            ----

GAAP...........................................................................4
Governmental Authorities......................................................12
Greene.........................................................................1
Hazardous Substance...........................................................24
Historical Financial Statements...............................................15
HSR Act.......................................................................29
Independent Auditor............................................................6
Initial Note...................................................................7
Insured Welfare Plans.........................................................23
Intellectual Property.........................................................20
knowledge.....................................................................49
Laws..........................................................................12
Liabilities...................................................................43
Liens..........................................................................8
Material Adverse Change.......................................................11
New Hope.......................................................................1
New Hope International.........................................................1
Nonassignable Items............................................................2
Objection......................................................................5
Permits.......................................................................22
Permitted Liens...............................................................13
Person........................................................................39
Processes.....................................................................21
Purchase Price.................................................................3
Registration Rights Agreement.................................................10
Registration Statement........................................................38
Related Party.................................................................25
Release.......................................................................25
Representatives...............................................................35
SEC...........................................................................30
SEC Documents.................................................................30
Securities Act................................................................28
Securities Laws...............................................................37
Seller.........................................................................1
Seller Cap....................................................................44
Seller Threshold Amount.......................................................45
Seller's Savings Plan.........................................................23
Stock Consideration............................................................3
Tax...........................................................................26
Tax Return....................................................................26
Taxes.........................................................................26
Termination Date..............................................................46
Third Party Claim.............................................................44
Transaction Documents.........................................................11
Transfer Taxes................................................................38

                                                                            Page
                                                                            ----

Transferred Employees.........................................................40
Unaudited Balance Sheet.......................................................15
Unaudited Financial Statements................................................15
WARN..........................................................................40
Welfare Type Plans............................................................41
Working Capital Deficiency.....................................................7
Working Capital Needs..........................................................7
Working Capital Period.........................................................7
Year 2000 Compliant...........................................................21

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 18, 1999, is among Penton Media, Inc., a Delaware corporation ("Buyer"), New Hope Communications, Inc., a Colorado corporation ("New Hope" or "Seller"), and R. Douglas Greene, an individual ("Greene").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Seller presently conducts the business of publishing, producing, selling, marketing, arranging, promoting and operating magazines, tradeshows, expositions, conferences, market studies, electronic/internet products and other similar activities (collectively, but excluding those activities related to the Excluded Assets and Excluded Liabilities, the "Business") and desires to sell substantially all of its assets, properties, rights and interests relating to the Business to Buyer; and

     WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, substantially all of such assets, properties, rights and interests of Seller, in consideration of certain payments by Buyer and the assumption by Buyer of certain liabilities and obligations of Seller specifically disclosed in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Buyer and Seller, Buyer and Seller agree as follows:


                                    ARTICLE I
                          PURCHASE AND SALE OF ASSETS;
                            ASSUMPTION OF LIABILITIES

     Section 1.1. Sale and Transfer of Assets.

          (a) At the Closing and effective as of the Closing Date, Buyer will purchase and acquire from Seller, and Seller will sell, transfer, convey, assign and deliver to Buyer, on a going concern basis, all of its right, title and interest in the assets and properties owned, used or held for the benefit of Seller in the operation of the Business, as the same will exist as of the Closing Date, including without limitation, all of the outstanding securities of New Hope International Media Limited, a United Kingdom corporation ("New Hope International"), all of the magazines, tradeshows, expositions, conferences, market studies, electronic/internet products, all ancillary products, all tangible and intangible assets, trademarks, licenses, and goodwill relating to the Business, Contracts, advertiser lists and other mailing lists, printed material and work in process, cash in an amount of $250,000, receivables, inventory, prepaid expenses, deposits, furniture and equipment, and other assets used in connection with the operating of the Business (collectively, the "Acquired Assets"), including, without limitation, the Acquired Assets set forth in the Bill of Sale, attached hereto as Exhibit A (the "Bill of Sale").

          (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Acquired Assets, including, Contracts and Permits, if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the Consent of another party thereto or a Governmental Authority would constitute a breach of, or in any way affect the rights of Seller or Buyer with respect to such Acquired Asset ("Nonassignable Items"). Seller shall use its best efforts and Buyer shall cooperate in all reasonable respects with Seller to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items. If any such Consents are not obtained and satisfied prior to the Closing Date or if an attempted sale, conveyance, assignment, sublease or transfer thereof would be ineffective, Seller and its appropriate Affiliates shall at the Closing enter into such arrangements (including related written agreements) as Buyer may reasonably request to (i) provide to Buyer the benefit of any such Nonassignable Item, including, without limitation, continuing to operate the Nonassignable Item on behalf of Buyer (it being acknowledged that such arrangement may include obligations imposed on Seller and such Affiliates promptly to pay to Buyer when received all monies and other items of value received by Seller and such Affiliates under any such Nonassignable Item) and (ii) indemnify Seller with respect to its obligations under, and any action properly taken by Seller with respect to, such Nonassignable Item.

     Section 1.2. Excluded Assets. Anything in Section 1.1 hereof to the contrary notwithstanding, Seller will retain the assets (collectively, the "Excluded Assets") set forth on Section 1.2 of the Disclosure Schedule entitled "Excluded Assets," and Buyer will in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any such Excluded Assets. Section 1.2 of the Disclosure Schedule notwithstanding, the term "Excluded Assets" shall include all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Seller.

     Section 1.3. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer will assume, at the Closing and effective as of the Closing Date, and will thereafter pay, perform and discharge as and when due, the liabilities and obligations of Seller (whether accrued, absolute, known, unknown, contingent or otherwise) (collectively, the "Assumed Liabilities") set forth on Section 1.3 of the Disclosure Schedule entitled "Assumed Liabilities."

     Section 1.4. Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary and except as provided in Section 1.3, Buyer will not assume and will not become responsible for any liability or obligation of Seller other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

                                   ARTICLE II
                                 PURCHASE PRICE

     Section 2.1. Payment.

     (a) In full consideration for the transfer of the Acquired Assets, Buyer will deliver and pay to Seller or, at Seller's written direction, certain other Persons, a total purchase price of up to $97,000,000 (the "Purchase Price"). The Purchase Price is payable as follows: (i) at the Closing, Buyer will (x) pay to Seller or, at Seller's written direction, certain other Persons, a total of $41,000,000 (the "Cash Amount") in immediately available funds by bank wire transfer to such accounts designated in writing for this purpose by Seller to Buyer at least two business days prior to the Closing and (y) deliver to Seller or, at Seller's written direction, certain other Persons, certificates issued in the name of Seller or Seller's nominees representing duly authorized, validly issued, fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Buyer (the "Buyer Shares") having an aggregate value (determined in accordance with Section 2.1(b)) as of the Closing Date of $39,000,000 (the "Stock Consideration"); (ii) at the Closing, Buyer will deliver to Key Trust Company of Ohio, N.A. (a national banking association) (the "Escrow Agent"), into escrow, Buyer Shares having an aggregate value (determined in accordance with Section 2.1(b)) of $2,000,000 (the "Escrow Funds"); and (iii) after the Closing, Buyer will deliver and pay the Contingent Payment, if earned, in accordance with Section 2.1(d). Seller acknowledges that any payment made to a Person other than Seller pursuant to this Section 2.1(a) is at Seller's direction and is in complete satisfaction of Buyer's obligations under this
Section 2.1(a). Seller may subsequently transfer any Buyer Shares it receives pursuant to this Section 2.1(a) provided such transfer complies with applicable United States federal securities laws and would not result in a breach of
Section 4.1(hh) hereof.

     (b) For purposes of Section 2.1(a), the value of one Buyer Share will be $19.50.

     (c) The Escrow Funds will be held by the Escrow Agent for a period of eighteen months from the Closing pursuant to the terms of an Escrow Agreement, in substantially the form of Exhibit B attached hereto (the "Escrow
Agreement"). At the expiration of such period, or at such earlier time as is provided in the Escrow Agreement, the Escrow Agent will, subject to the terms of the Escrow Agreement, deliver to Seller the Escrow Funds less any Escrow Funds paid or owed to Buyer pursuant to the Escrow Agreement.

     (d) (i) On or before March 31 following the end of each of the calendar years 1999, 2000 and 2001 (each, a "Contingent Payment Period" and collectively the "Contingent Payment Period," as the context requires) and in accordance with the procedures set forth below, Buyer will deliver and pay to Seller a contingent payment (the "Contingent Payment"), if earned, in an amount equal to 400% of the amount by which EBITDA in respect of such year exceeds $8,000,000, reduced by installments, if any, of the Contingent Payment paid in preceding years and any amounts that are subject to the provisions of Section 2.3(d) and
Section 7.8 hereof; provided, however, the total cumulative amount of the Contingent Payments will not exceed $15,000,000. For example, the annual Contingent Payments for 1999, 2000 and 2001 would be as follows if the EBITDA of the Business were in the amounts indicated below (subject, however, to the $15,000,000 maximum Contingent Payment amount):

                                                   Calendar Year
                                                   (in thousands)

                                  1999         2000          2001
                                  ----         ----          ----

EBITDA                            $ 9,000      $ 10,375      $ 11,750
Less, minimum requirement         $(8,000)     $ (8,000)     $ (8,000)
                                  --------     ---------     ---------
Excess over minimum               $ 1,000      $  2,375      $  3,750
                                      x 4           x 4           x 4
                                  --------     ---------     ---------
Contingent portion earned         $ 4,000      $  9,500      $ 15,000
Less, contingent payments for
previous years                        -0-      $ (4,000)     $ (9,500)
                                  --------     ---------     ---------

Payment due                       $ 4,000      $  5,500      $  5,500
                                  ========     =========     =========

     Total Contingent Payment Earned:
                                  1999 - $  4,000
                                  2000 - $  5,500
                                  2001 - $  5,500
                                         --------
                                         $ 15,000
                                         ========

     If, on the other hand, EBITDA for 1999 equals or exceeds $11,750,000, the maximum amount of the Contingent Payment ($15,000,000) would be earned in the first year.

          (ii) "EBITDA" means for any fiscal period, the sum of net income determined in accordance with United States generally accepted accounting principals ("GAAP") on an accrual basis, consistently applied by Buyer from period to period, plus, to the extent deducted in computing net income, interest expense, income tax expense, all depreciation and, without duplication, all amortization, plus or minus, as the case may be, other unusual or infrequent income or expense items, whether unrelated to the operation of the Business or incurred in the usual and ordinary course of the operation of the Business. The EBITDA of the Business will be determined initially by Buyer. Notwithstanding the foregoing, the calculation of EBITDA of the Business for purposes of this subsection (d) will (a) add back, for purposes of the 1999 calendar year, (1) the $250,000 in cash left in the Business (the "Bonus Amount") to pay part of the Additional Bonus Accrual set forth on Section 1.3 of the Disclosure Schedule entitled "Assumed Liabilities" and (2) $150,000, which represents the non-period expenses entitled "Direct Costs of Future Shows Deferred from Year-to-Date March Expenses" included in the Prepaid Expenses set forth on Section 2.2 of the Disclosure Schedule entitled "Agreed Allocation of Purchase Price and Assumed

     Liabilities," and (b) not include allocations of Buyer's general corporate overhead costs except as provided herein, but will include (x) operating expenses directly related to the Business including, without limitation,
     (i) retirement and welfare plan contribution costs for employees involved in management and operation of the Business, (ii) casualty and liability insurance premiums allocable to operation of the Business, (iii) employee costs for personnel whose work is principally related to operation of the Business, and (iv) other charges incurred by Buyer in the ordinary course of business of operating the Business that may differ in amount, nature and type from those previously incurred by Seller in operating the Business,
     (y) general and administrative expenses directly related to the Business, and (z) indirect services, including accounting and services currently performed by third party vendors (other than those of the type set forth in (x) and (y) above), to the extent such costs and expenses do not exceed Seller's current cost for such services. Without limiting the generality of the foregoing, EBITDA of the Business will account for any cost savings realized as a result of the Business being operated by Buyer, including by using services provided by Buyer, versus the costs set forth on the forecast summary provided by Seller to Buyer and attached hereto as Annex I, and, with respect to the 1999 calendar year, such cost savings will be annualized.

          (iii) If additional working capital is required to expand the Business, advances by Buyer for such purposes will bear interest at the average borrowing rate from time to time of Buyer. Such interest charge will be deducted in determining net income.

          (iv) The parties will, in good faith, make such adjustments, if any, in the computation of EBITDA as are appropriate to reflect any acquisitions and capital expenditures by Buyer relating to the Business made during the Contingent Payment Period.

          (v) Buyer shall provide its initial determination of EBITDA of the Business for the previous Contingent Payment Period to Seller within 75 days of the end of the previous Contingent Payment Period (the "EBITDA Determination"). Unless Seller, within five business days after receipt of the EBITDA Determination, notifies Buyer that it objects to the computation of the EBITDA Determination, the EBITDA Determination will be binding upon the parties for such Contingent Payment Period. If Seller objects to Buyer's calculation of the EBITDA Determination, not later than five business days following delivery to Seller of the EBITDA Determination, Seller shall notify Buyer in writing of such objection (the "Objection"). The Objection must specify (a) the amount of the proposed adjustment to the EBITDA Determination; (b) the item(s) to which such Objection relates; and
     (c) the facts and circumstances supporting the Objection. During the 10 business-day period following the delivery to Buyer of any Objection, Buyer and Seller will discuss Seller's proposals in the Objection and endeavor in good faith to reach agreement upon appropriate adjustments to the EBITDA Determination.

          (vi) If Buyer and Seller are unable to agree upon EBITDA for the previous Contingent Payment Period during such 10 business-day period, then Buyer and Seller will jointly engage a mutually acceptable, internationally recognized, independent public accounting firm (the "Independent Auditor") (other than a firm representing any of the parties hereto in connection with the transactions contemplated hereby) to resolve the dispute in a manner consistent with this Section 2.1(d). The parties will share equally the fees and expenses of the Independent Auditor. Buyer and Seller will each have five business days after the date of engagement of the Independent Auditor pursuant to this Section 2.1(d)(vi) to prepare a presentation to the Independent Auditor. At the end of such period, each party will make its presentation to the Independent Auditor. As soon as practicable, but in any event within 10 business days following the end of the presentations by Buyer and Seller, the Independent Auditor will notify Buyer and Seller in writing of any adjustments that are required to the EBITDA Determination as calculated by Buyer. The Independent Auditor will make its determination in accordance with GAAP principles, based solely upon the presentations by Buyer and Seller and only with respect to the differences submitted by Buyer and Seller. The determination by the Independent Auditor may not be for an amount that is outside of the range of Buyer's and Seller's disagreement or consider items that are not in dispute. The determination of the Independent Auditor will be binding upon the parties, absent manifest error.

          (vii) Each Contingent Payment, if earned, will be payable 50% in cash and 50% in Buyer Shares to Seller or, at Seller's written direction (and in complete satisfaction of Buyer's obligations under this Section 2.1(d)) certain other Persons. Notwithstanding the foregoing, payments will not be made to Persons other than Seller unless each such Person delivers to Buyer, at the time such Contingent Payment is made, a letter ("Accredited Investor Letter"), in substantially the form attached hereto as Exhibit C. For purposes of this Section 2.1(d), the value of one Buyer Share will be deemed to be the Closing Price of the Buyer Shares on the day such Contingent Payment is paid; provided, however, that the certificates evidencing the Buyer Shares to be delivered pursuant to this Section 2.1(d) may be delivered within five business days of the date the cash portion of such Contingent Payment is paid. Seller may subsequently transfer any Buyer Shares it receives pursuant to this Section 2.1(d) provided such transfer complies with applicable United States federal securities laws and would not result in a breach of Section 4.1(hh) hereof. The term "Closing Price" means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case of the Buyer Shares as reported on the New York Stock Exchange.

          (viii) Seller acknowledges that Buyer will own and control the Business and that, after the Closing, Buyer may operate the Business in such manner as it determines to be in its best interest; provided, however, that Buyer shall use its reasonable best efforts to maximize EBITDA of the Business.

     Section 2.2. Purchase Price Allocation. The Purchase Price and Assumed Liabilities will preliminarily be allocated among the Acquired Assets in accordance with their respective fair market values as shown on Section 2.2 of the Disclosure Schedule entitled "Agreed Allocation of Purchase Price and Assumed Liabilities," which schedule will be jointly prepared by Buyer and Seller prior to the Closing Date. No later than 90 days after the Closing Date, Buyer and Seller will jointly prepare a final schedule allocating the Purchase Price and Assumed Liabilities among the Acquired Assets in accordance with their respective fair market values. Buyer and Seller will report the purchase and sale of the Acquired Assets on all Tax Returns, including timely filed Internal Revenue Service Forms 8594, in accordance with the final allocation shown on such schedule. Buyer will timely file supplemental Internal Revenue Service Form(s) 8594 to reflect the payment of any additional Purchase Price paid pursuant to Section 2.1(d) (whether paid to Seller or to Greene, the Charitable Foundation or the Management Team). Seller will timely file a supplemental Form 8594 to reflect the payment of any amount pursuant to Section 2.1(d).

     Section 2.3. Working Capital Loans.

          (a) Initial Loan. On the Closing Date, Seller will make a loan in the principal amount of $500,000 to Buyer in consideration of Buyer's delivery to Seller of an executed promissory note in the form of Exhibit D hereto (the "Initial Note"). Buyer shall use the proceeds of such loan solely to meet its working capital needs to conduct the Business in the ordinary course of business and consistent with Seller's past practice (the "Working Capital Needs") for the 120-day period beginning on the Closing Date (the "Working Capital Period").

          (b) Additional Loans. Buyer shall notify Seller in writing if and to the extent it cannot reasonably meet the Working Capital Needs for the Working Capital Period with the proceeds of the Initial Note (a "Working Capital Deficiency"). Within 5 business days of receiving such notification, Seller shall either (i) make a loan to Buyer in an additional amount to be reasonably determined by Buyer and Seller in consideration of Buyer's delivery to Seller of an executed promissory note substantially in the form of the Initial Note but for the agreed upon additional principal amount (each such note, an "Additional Note") or (ii) notify Buyer in writing of its objection to Buyer's assertion that Buyer cannot meet the Working Capital Needs for the Working Capital Period without an additional loan, in which case such dispute shall be resolved by engaging an Independent Auditor to determine the amount of the Working Capital Deficiency, if any, in accordance with the procedures set forth in Section 2.1(d)(vi) of this Agreement.

          (c) Additional Bonus Accrual. Buyer acknowledges that Greene will withdraw all cash and cash equivalents (other than the Bonus Amount) out of the Business prior to the Closing and that such cash and cash equivalents are included in the Excluded Assets. Seller and Greene acknowledge that the Bonus Amount will not be considered in calculating the Working Capital Needs of the Business, but that such cash will be solely used to pay part of the Additional Bonus Accrual set forth on Section 1.3 of the Disclosure Letter entitled "Assumed Liabilities."

          (d) Setoff. If and to the extent the Independent Auditor determines pursuant to Section 2.1(d)(vi) hereof that Seller must make an additional loan pursuant to this Section 2.3 to cover the Working Capital Deficiency and Seller fails to make such loan within two business days of such determination, then in addition to any and all other remedies under this Agreement or at law or in equity, Buyer shall be entitled to collect such Working Capital Deficiency by retaining and setting off the Working Capital Deficiency (whether or not such amount is liquidated or reduced to judgment) against any amounts due or to become due from Buyer to Seller under this Agreement, including, without limitation, any Contingent Payment or repayment of the Initial Note.

          (e) Repayment. Any and all loans made pursuant to this Section 2.3 shall be repaid by Buyer upon the terms and subject to the conditions set forth in the Initial Note or the Additional Notes evidencing such loans.


                                   ARTICLE III
                                     CLOSING

     Section 3.1. General. The "Closing" means the time when the Acquired Assets are transferred by Seller to Buyer. The Closing will take place at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio, 44114 at 10:00 a.m. on the date that is the later to occur of (i) two business days following the day on which the last of the conditions to the Closing set forth in Article V are satisfied or (ii) at such time and place and on such other day as is mutually agreed upon in writing by the parties hereto (the "Closing Date"). Legal title, equitable title and risk of loss with respect to the Acquired Assets will pass to Buyer at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

     Section 3.2. Deliveries by Seller at the Closing. At the Closing, Seller will deliver to Buyer the following; provided, however, that Buyer may waive delivery of any of the following:

          (a) The Bill of Sale transferring the Acquired Assets to Buyer, free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales Contracts, collateral security arrangements and other title retention arrangements, restrictions or encumbrances whatsoever (collectively, "Liens") except for Permitted Liens;

          (b) A stock certificate representing the outstanding shares of New Hope International, with appropriate stock powers attached;

          (c) The Escrow Agreement, in substantially the form attached hereto as Exhibit B;

          (d) Instruments of assignment to Buyer of all trademarks, trade names, copyrights, service marks and patents (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein) identified on Section 4.1(s) of the

     Disclosure Schedule entitled "Intellectual Property," the recordal costs of which will be borne by Buyer;

          (e) Evidence as of the business day immediately preceding the Closing Date, that Seller has left cash in the amount of $750,000, representing the proceeds of the Initial Note and the Bonus Amount, in the Business;

          (f) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer as are requested by Buyer prior to the Closing in form and substance satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Acquired Assets, free and clear of any and all Liens except Permitted Liens;

          (g) Copies of all Consents set forth on Section 3.2(g) of the Disclosure Schedule entitled "Consents Required for Closing;"

          (h) Short-form good standing certificate for Seller from the Secretary of State of Colorado, dated not more than two business days prior to the Closing Date;

          (i) A Certificate of Seller's Secretary or an Assistant Secretary, dated the Closing Date, (a) certifying the incumbency of the officers signing this Agreement and the transactions contemplated herein; and (b) certifying Seller's organizational documents to be true, complete and in full force and effect and unmodified as of the Closing Date;

          (j) Certified copies of resolutions adopted by the Board of Directors of Seller authorizing the execution and delivery of this Agreement and all other documents referred to herein or related hereto and the consummation of the transactions contemplated hereby, including the transfer of the Acquired Assets provided for hereunder; and

          (k) An opinion, dated as of the Closing Date, of Willkie Farr & Gallagher, counsel to Seller, addressed to Buyer, in substantially the form attached hereto as Exhibit E.

          (l) An opinion, dated as of the Closing Date, of Lirtzman, Nehls & Hepner, P.C., counsel to Seller, addressed to Buyer, in form and substance reasonably acceptable to Buyer.

     Section 3.3. Deliveries by Buyer at the Closing. At the Closing, Buyer will deliver to Seller the following; provided, however, that Seller may waive delivery of any of the following:

          (a) The certificates representing the Buyer Shares in accordance with
     Section 2.1(a);

          (b) Evidence of payment of the Cash Amount;

          (c) Copies of all the Consents set forth on Section 4.2(i) of Buyer's Disclosure Schedule entitled "Consents;"

          (d) The Escrow Agreement, in substantially the form attached hereto as Exhibit B;

          (e) The Consulting and Non-Competition Agreement, in substantially the form attached hereto as Exhibit F, with Greene (the "Consulting Agreement");

          (f) The Initial Note, in substantially the form attached hereto as Exhibit D;

          (g) The Registration Rights Agreement, in substantially the form attached hereto as Exhibit G, with Seller (the "Registration Rights Agreement");

          (h) Short-form good standing certificate for Buyer from the Secretary of State of Delaware, dated not more than two business days prior to the Closing Date;

          (i) A Certificate of Buyer's Secretary or an Assistant Secretary, dated the Closing Date, (a) certifying the incumbency of the officers signing this Agreement and the transactions contemplated herein to be executed and delivered by Buyer; and (b) certifying Buyer's organizational documents to be true, complete and in full force and effect and unmodified as of the Closing Date;

          (j) Certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery by Buyer of this Agreement, the assumption of the Assumed Liabilities, and all other documents referred to herein or related hereto, the payment of the Purchase Price, and the consummation of the transactions contemplated hereby by Buyer; and

          (k) An opinion, dated as of the Closing Date, of Jones, Day, Reavis & Pogue, counsel to Buyer, addressed to Seller, in substantially the form attached hereto as Exhibit H.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     Section 4.1. Representations and Warranties of Seller. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the Disclosure Schedule attached to this Agreement, Seller and Greene jointly and severally hereby represent and warrant to Buyer that:

          (a) Organization and Standing; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority to operate the Business, to own or lease the Acquired Assets, and to carry on the Business as now being conducted. Seller and Greene have all requisite power and authority to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Except as disclosed on Section 4.1(a) of the Disclosure Schedule entitled "Affiliate Companies," Seller has no subsidiary corporations, owns no interest, direct or indirect, in any other business enterprise, firm or corporation, and is the only business enterprise, firm or corporation through which the Business (or any business operated by Greene competing with or similar to the Business) is conducted, or which owns, leases or uses assets related to the Business. Except as set forth on Section 4.1(a) of the Disclosure Schedule entitled "Affiliate Companies," Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would be reasonably likely to have a material adverse effect upon Seller's condition (financial or otherwise), business, assets, properties, operations or prospects relating to the Business, taken as a whole (other than any change, effect, event or condition generally applicable to the industry in which the Business operates or changes in general economic conditions) ("Material Adverse Change"), being the State of New Jersey. This Agreement and all other agreements and instruments to which Seller is a party and executed and delivered or to be executed and delivered by Seller and Greene in connection herewith (collectively, the "Transaction Documents") have been, or upon execution thereof will be, duly executed and delivered by Seller, as the case may be. The Transaction Documents have been duly approved by the Directors and shareholders of Seller and, assuming the due authorization, execution and delivery by Buyer, constitute the valid and binding obligations of Seller and Greene, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) New Hope International. New Hope International is a corporation duly organized and validly existing under the laws of the United Kingdom and is a wholly owned subsidiary of Seller formed on or about May 7, 1998. New Hope International has the full corporate power and authority to own or lease its assets and carry on its business as currently being conducted. The operations of New Hope International to date have not been material to Seller. New Hope International is not a party to any Contracts, has one employee who is listed in Section 4.1(w) of the Disclosure Schedule and is party to no agreements that are material to its operations other than the lease set forth on Section 4.1(f) of the Disclosure Schedule entitled "Real Property."

          (c) Articles and By-Laws. Seller has delivered to Buyer copies of (i) the Articles of Incorporation of Seller, certified by the Secretary of State of Colorado, and the By-Laws of Seller and (ii) the Memorandum and Articles of Association of New Hope International, all of which are true, correct and complete as of the date of this Agreement.

          (d) Conflicts; Defaults. Except as set forth on Section 4.1(d) to the Disclosure Schedule entitled "Conflicts; Defaults," to the best of Seller's and Greene's knowledge, neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Seller or Greene, nor the performance by Seller or Greene of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or constitute a default under, any of the terms of Seller's Articles of Incorporation, or Seller's By-Laws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including, without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets are bound, (ii) result in the creation or imposition of any Liens, except for Permitted Liens, in favor of any third Person or entity upon any of the Acquired Assets, (iii) violate any law, statute, judgment, decree, order, rule or regulation ("Laws") of any foreign, United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "Governmental Authorities"), (iv) constitute an event which, after notice or lapse or time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens, except for Permitted Liens, (v) constitute an event which, after notice of lapse of time or otherwise would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Acquired Assets, except for such violations, conflicts, defaults, impositions, accelerations, events or Liens (other than with respect to Seller's Articles of Incorporation and Bylaws) which would not reasonably be expected to have individually or in the aggregate, a Material Adverse Change. Except as set forth on Section 4.1(d) to the Disclosure Schedule entitled "Conflicts; Defaults," to the best of Seller's and Greene's knowledge, no consent, novation, approval, filing or authorization will be required to be obtained or satisfied for the continued performance by Buyer following the Closing of any contract, agreement, commitment or undertaking included in the Acquired Assets. Except as set forth on Section 4.1(d) to the Disclosure Schedule entitled "Conflicts; Defaults," to the best of Seller's and Greene's knowledge, Seller is not in violation of or in default under its Articles of Incorporation or Bylaws, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which the Business or the Acquired Assets is bound, or in the payment of any of Seller's monetary obligations or debts relating to the Business, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default, except for such violations, defaults, conditions or events (other than with respect to Seller's Articles of Incorporation and Bylaws) which would not reasonably be expected to have individually or in the aggregate a Material Adverse Change.

          (e) Acquired Assets; Title to the Acquired Assets. Other than the Excluded Assets, the Acquired Assets are the only assets, properties, rights and interests used by Seller in connection with the Business. Other than the Excluded Assets, the Acquired Assets to be conveyed to Buyer under this Agreement constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the date of this Agreement. All of the Acquired Assets used in connection with the operation of the Business (including, without limitation, the Acquired Assets reflected on the Audited Balance Sheet) are in good operating condition and repair, subject to normal wear and tear consistent with the age of the properties or assets, and are suitable for the uses to which they are put in the Business. None of the Acquired Assets has any material defects or is in need of maintenance or repair, except for ordinary, routine maintenance and repairs which are not material in nature or cost. Except as set forth on Section 4.1(e)(i) of the Disclosure Schedule entitled "Title Exceptions," Seller has good, valid and exclusive title to, and the valid and enforceable power and unqualified right to use and transfer to Buyer, each of the Acquired Assets, and the Acquired Assets are free and clear of all Liens, except for Permitted Liens. To the best of Seller's knowledge, the consummation of the transactions contemplated by this Agreement (including, without limitation, the transfer or assignment of the Acquired Assets, and all rights and interests therein, to Buyer as contemplated herein) will not adversely affect such title or rights, or any terms of the applicable agreements (whether written or oral) evidencing, creating or granting such title or rights. Except as set forth on Section 4.1(e)(ii) of the Disclosure Schedule entitled "Assets Subject to Leases, Mortgages, Etc.," none of the Acquired Assets is subject to, or held under, any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, or is other than in the sole possession and under the sole control of Seller. Seller has the right under valid and existing leases to occupy, use or control all properties and assets leased by it and included in the Acquired Assets. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good, valid and exclusive title (as to all Acquired Assets owned by Seller) or full right to possess and use (as to all Acquired Assets not owned by Seller) to the Acquired Assets in Buyer, free and clear of all Liens of any kind or nature whatsoever, except for (i) current real estate Taxes or governmental charges or levies which are a Lien but not yet due and payable, (ii) Liens disclosed as securing specified liabilities on the Audited Balance Sheet and notes thereto with respect to which no default exists, (iii) Liens disclosed on Section 4.1(e)(iii) of the Disclosure Schedule entitled "Liens," (iv) leasehold interests subject to the encumbrance of lien holders, and (v) minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value or impair the use of the property subject thereto or the operation of the Business and which have arisen only in the ordinary and normal course of business consistent with past practice (the Liens described in clauses
     (i), (ii), (iii) and (iv) being collectively referred to herein as "Permitted Liens"). Section 4.1(e)(iv) of the Disclosure Schedule entitled "Fixed Assets" contains true, correct and complete lists of all fixed assets used in connection with the Business as of the dates specified therein.

          (f) Real Property. Seller owns no real property and holds no options to acquire any real property. Section 4.1(f) of the Disclosure Schedule entitled "Real Estate and Leases" contains a true, correct and complete list of all real property leased or occupied by Seller relating to the Business. True, correct and complete copies of the instruments and agreements identified in such Schedule have been delivered or made available to Buyer. Except as set forth on Section 4.1(f) of the Disclosure Schedule entitled "Real Property," to the best of Seller's knowledge each such lease is in full force and effect and is a legal, binding, and enforceable obligation of the parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute a default or breach thereunder. Seller has the right to quiet enjoyment of all real property subject to leaseholds under any such instruments for the full term of each such lease and any renewal option related thereto. Seller has received no notice of any disturbance of or challenge to Seller's quiet possession under each such lease, and no leasehold or other interest of Seller in such real property is subject to or subordinate to any Liens except Permitted Liens. Neither the whole nor any portion of any real property leased or occupied by Seller has been condemned, requisitioned or otherwise taken by any Governmental Authority, and, to the best of Seller's knowledge, no such condemnation, requisition or taking is threatened or contemplated. There are no outstanding requirements or recommendations to Seller by fire underwriters or ratings boards or insurance companies requiring or recommending any repairs or work to be done with respect to any of such real property subject to a lease.

          (g) Contracts. Section 4.1(g) of the Disclosure Schedule entitled "Contracts" contains a complete list or description of (i) each license, contract, agreement, commitment and undertaking (whether written or oral)
     (A) relating to the Business and to which Seller is a party (1) which involves the purchase of inventories or the sale of products, and involves aggregate future payments in excess of $50,000, or which extends for a period of more than 12 months and cannot be canceled by Seller without further payment or penalty, or (2) which does not involve the purchase of inventories or the sale of products, and involves aggregate future payments in excess of $50,000 or extends for a period of more than 12 months and cannot be canceled by Seller without further payment or penalty, (B) between Seller and any distributors or selling agents used or retained in connection with the Business, or relating to the Business and pursuant to which Seller sells or distributes products regardless of the size or term or such licenses, contracts, agreements, commitments and undertakings which in either case, do not involve aggregate future payments of $50,000 or extend for a period of more than 12 months, (ii) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge or other agreement or instrument evidencing indebtedness of Seller, to which Seller is a party and which relates to the Business, (iii) any conditional sale or other title retention agreement, equipment obligation, or lease purchase agreement involving (in the aggregate) amounts in excess of $50,000 relating to the Business, (iv) any power of attorney given by Seller to any Person, firm or corporation or otherwise relating to the Business or the Acquired Assets, (v) any non-competition, restrictive covenant or other agreement that restricts Seller or any other entity controlled by Greene from conducting the Business anywhere in the world,
     (vi) each contract, agreement, commitment or undertaking presently in effect, whether or not fully performed, between Seller and any current officer, director, consultant or other employee (or group thereof) retained or employed in connection with the Business, or any current or former shareholder (or group of shareholders) of Seller, and (vii) any other contract, agreement, commitment or undertaking which is material to the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Business, taken as a whole (the items described in clauses (i) through (vii) being herein collectively referred to as the "Contracts"). Except as set forth on
     Section 4.1(g) of the Disclosure Schedule entitled "Contracts," Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts, and neither Seller nor, to the best of Seller's knowledge, any other party to any Contract has breached or improperly terminated any Contract or is in default under any Contract by which it is bound, and, to the best of Seller's knowledge, there exists no condition or event which after notice or lapse of time, or both, would constitute any such breach, termination or default. Each of the Contracts is in full force and effect, and is a legal, binding and enforceable obligation of Seller and, to the best of Seller's knowledge, the other parties thereto. Except as set forth on Section 4.1(g) of the Disclosure Schedule entitled "Contracts," Seller, in connection with the Business, has no outstanding Contracts, including Contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers, that are not cancellable by it on notice of not longer than 60 days and without liability, penalty or premium. Seller enjoys good working relationships under all of their Contracts, including, without limitation, their supply, distribution and similar contractual arrangements in connection with the normal operation of the Business.

          (h) Financial Statements. Seller has heretofore delivered to Buyer the following financial statements which relate to Seller and its subsidiaries (including those which are Excluded Assets) on a consolidated basis (collectively, together with the notes thereto, the "Financial Statements"):

               (i) the unaudited Balance Sheet of Seller (the "Unaudited Balance Sheet") as of March 31, 1999 (the "Balance Sheet Date"), and the unaudited Statement of Income of Seller and its subsidiaries for the three months ended March 31, 1999 (collectively, the "Unaudited Financial Statements"); and

               (ii) (A) the audited Balance Sheet (the "Audited Balance Sheet") of Seller and its subsidiaries as of December 31, 1998 (the "Audited Balance Sheet Date"), the audited Statement of Income for the year ended December 31, 1998, and the audited Statement of Cash Flows for the year ended December 31, 1998, together with the footnotes thereto and the report thereon by KMPG LLP, certified public accountants, (B) the audited Balance Sheet of Seller and its subsidiaries as of December 31, 1997, the audited Statement of Income for the year ended December 31, 1997, and the audited Statement of Cash Flows for the year ended December 31, 1997, together with the footnotes thereto and the report thereon by KMPG LLP, certified public accountants, and (C) the unaudited Balance Sheet of Seller and its subsidiaries as of December 31, 1996, the unaudited Statement of Income for the year ended December 31, 1996, and the unaudited Statement of Cash Flows for the year ended December 31, 1996, together with the footnotes thereto and the review report thereon by KMPG LLP, certified public accountants (collectively, the "Historical Financial Statements").

     Each of the Financial Statements is true, complete and correct in all material respects, was prepared from the books and records kept by Seller and its subsidiaries for the Business, and fairly presents the financial position of Seller and its subsidiaries as of such dates, and the results of Seller's and its subsidiaries' operations and Seller's and its subsidiaries' cash flows for the periods then ended in accordance with GAAP consistently applied (except, in the case of the Unaudited Financial Statements, for normally recurring adjustments, which will not be material, either individually or in the aggregate). Except as set forth on the Disclosure Schedules delivered pursuant to this Agreement or the Financial Statements, since the Balance Sheet Date, there has been no Material Adverse Change nor has there been any event or condition of any character which has had a Material Adverse Change, or which is reasonably likely to have a Material Adverse Change. Except as set forth on Section 4.1(h) of the Disclosure Schedule entitled "Material Changes," the Unaudited Balance Sheet reflects all properties and assets, real, personal or mixed, which are currently used in connection with the Business.

          (i) Undisclosed Liabilities. To the best of Seller's knowledge, Seller has no liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent, fixed, known or unknown, or otherwise, related to or connected with the Business or the Acquired Assets, except for those (i) reflected or reserved on the Unaudited Balance Sheet and Notes thereto, or (ii) incurred or accrued and unpaid since the Balance Sheet Date in the ordinary and normal course of Seller's business in transactions involving the purchase or sale by Seller of goods and services in amounts which do not exceed $100,000 in the aggregate and which transactions are consistent with the representations, warranties, covenants, obligations and agreements contained in this Agreement, and
     (iii) set forth on Section 4.1(i) of the Disclosure Schedule entitled "Undisclosed Liabilities," and to the best of Seller's knowledge there exists no event or circumstance which, after notice or lapse of time or both, might reasonably be expected to create any other obligations or liabilities of Seller.

          (j) Accounts Receivable; Collection; Trade Payables. Except for accounts receivable with respect to which applicable reserves are included in the Financial Statements, all accounts receivable relating to the Business or the Acquired Assets outstanding as of the Closing Date will represent sales actually made in the ordinary and normal course of business and will be current and, to the best of Seller's knowledge, collectible in full no later than 150 days after the Closing Date. To the best of Seller's knowledge, other than as provided for in reserves as contemplated above, there are no counterclaims or setoffs against (or any basis therefor), or any other matter or condition likely to interfere with full and timely collection of, any of such outstanding accounts receivable. Section 4.1(j) of the Disclosure Schedule entitled "Accounts Receivable" sets forth an aged listing by customer of the accounts receivable relating to the Business or the Acquired Assets that are outstanding, and Seller's best estimate of the allowance for doubtful accounts receivable, in each case as of March 31, 1999. Seller has not experienced or suffered undue delay in its payment of its liabilities and obligations to its trade creditors (including suppliers) or trade debt relating to the Business or the Acquired Assets.

          (k) Inventories. All of the inventories relating to the Business or the Acquired Assets are of a quality and quantities usable or salable in the ordinary and normal course of business, except with respect to which adequate reserves are set forth in the Financial Statements. The value at which such inventory is carried on the Unaudited Balance Sheet reflects the lower of cost or market value on a first-in, first-out basis and reflects writeoffs or writedowns for damaged or obsolete items, or items of below standard quality, in accordance with the historical inventory policy and practices of Seller, a complete and accurate description of which is included in the description of the internal accounting practices and policies of Seller disclosed on Section 4.1(k) of the Disclosure Schedule entitled "Financial Statements" or in the notes to the Historical Financial Statements. Such inventory is not (as of the date hereof) unreasonably excessive in kind or amount in light of the ordinary and normal course of conduct and reasonably anticipated needs of the Business.

          (l) Litigation. Except as set forth on Section 4.1(l) of the Disclosure Schedule entitled "Litigation" or as would not reasonably be expected to have a Material Adverse Change, Seller is not subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority relating to the Business or the Acquired Assets, and there exists no litigation, action, suit, claim or proceeding pending, or, to the best of Seller's knowledge, any litigation, action, suit, investigation, claim or proceeding threatened against Seller affecting the Business or the Acquired Assets, or which would affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority, including, without limitation, claims for anti-trust, unfair competition, price discrimination or other liability or obligation relating to the Business, whether sold by Seller, any of its Affiliates or any of their respective predecessors-in-interest in respect of the Business, or which would adversely affect the transactions contemplated by this Agreement, and to the best of Seller's knowledge, no one has grounds to assert any such litigation, action, suit, claim or proceeding. Set forth on Section 4.1(l) of the Disclosure Schedule entitled "Litigation" is a description of (i) all litigation, actions, suits, investigations, claims and proceedings asserted, brought or to the best of Seller's knowledge, threatened against Seller or its Affiliates or predecessors-in-interest in respect of the Business during the five-year period preceding the date hereof, together with a description of the outcome or present status thereof, and (ii) all judgments, orders, decrees, writs or injunctions entered into by or against Seller.

          (m) Advertisers, Exhibitors, Attendees and Suppliers.

               (i) Section 4.1(m) of the Disclosure Schedule entitled "Advertisers, Exhibitors, Attendees and Suppliers" sets forth a true, correct and complete list of (i) Seller's twenty largest advertisers with respect to the Acquired Assets in terms of sales during the twelve-month period ended December 31, 1998 and (ii) Seller's suppliers with respect to the Acquired Assets which, during the 12 months ended December 31, 1998, individually accounted for $100,000 or more of Seller's orders for the purchase of raw materials, supplies, equipment or parts. Except for the customers and suppliers named in
          Section 4.1(m) of the Disclosure Schedule entitled "Advertisers, Exhibitors, Attendees and Suppliers," Seller has not had any advertiser who accounted for more than 5% of Seller's sales with respect to the Acquired Assets during the period from January 1, 1998 to December 31, 1998 or any supplier from whom it purchased more than 5% of the goods or services purchased in connection with the Acquired Assets during the period from January 1, 1998 to December 31, 1998.

               (ii) Seller has provided to Buyer or made available to Buyer the rate card for each of Seller's magazines and other publications in effect on the date hereof and the same reflects the rates and terms upon which advertising in Seller's magazines and other publications included in the Acquired Assets are currently being sold by Seller. Seller has disclosed to Buyer in writing all material cancellations or reductions in scope, nature or frequency of advertising in Seller's magazines or other publications included in the Acquired Assets since the Balance Sheet Date. To the best knowledge of Seller, no other such cancellations or reductions have been threatened.

               (iii) Seller has provided Buyer with or made available to Buyer lists identifying the exhibitors (including names and addresses) at all trade shows held since September 19, 1997, together with information as to the size and location of booth space rented by each of such exhibitors and the rates paid with respect to such trade shows. To the best knowledge of Seller, such lists are complete and accurate in all material respects.

               (iv) Seller has provided Buyer or made available to Buyer with lists of attendees (including names and addresses) at all trade shows held since September 19, 1997. To the best knowledge of Seller, such lists are complete and accurate in all material respects and to the best knowledge of Seller, such lists have not been sold or rented to third parties except in the ordinary course of business.

               (v) Seller has provided Buyer or made available to Buyer information as to the standard booth rental rates for space at all trade shows held since September 19, 1997, that, to the best knowledge of Seller, is complete and accurate in all material respects.

               (vi) Seller is not involved in any material controversy with any of the advertisers, exhibitors, attendees or suppliers of the Business. Except as set forth on Section 4.1(m) of the Disclosure Schedule entitled "Advertisers, Exhibitors, Attendees and Suppliers," Seller has not been advised by any advertiser, exhibitor or supplier with respect to the Acquired Assets that such advertiser, exhibitor or supplier is intending to terminate its relationship with Seller or would not continue to purchase supplies or services relating to the Acquired Assets for future periods on account of any dissatisfaction with Seller's performance to the extent that any such termination or discontinuance would reasonably be expected to have a Material Adverse Change.

          (n) Pricing Practices. The prices to be received or paid by Seller under all outstanding Contracts, agreements, commitments and undertakings with its advertisers, exhibitors, attendees and suppliers and others in connection with the Acquired Assets have been determined in accordance with Seller's established past pricing policies, and there are no outstanding Contracts, agreements, commitments or undertakings relating to the Acquired Assets that individually or in the aggregate would reasonably be likely to result in a Material Adverse Change.

          (o) Circulation. Seller has made available a complete and accurate circulation list of the magazines and all other publications of the Acquired Assets as of March 31, 1999.

          (p) List Rentals. Except for commitments for future list rentals in the ordinary course of business for use on a one-time basis only, Seller has not made any rental arrangement for future use of any list owned by Seller related to the Acquired Assets. Seller's commitments for future list rentals in the ordinary course of business are not material.

          (q) Regulatory Compliance. To the best of Seller's knowledge, except as set forth on Section 4.1(q) of the Disclosure Schedule entitled "Regulatory Compliance" or as would not reasonably be expected to have a Material Adverse Change, (i) the Business has been conducted, the Acquired Assets have been maintained and Seller is currently in compliance with all applicable Laws (including, without limitation, all laws relating to zoning, building codes, civil rights, occupational health and safety, antitrust, consumer protection, currency exchange, equal opportunity, pensions, securities and trading-with-the-enemy), and, in light of the Business as presently conducted, no material expenditures are or will reasonably be expected to be required to comply with any such laws, regulations and orders of Governmental Authorities and (ii) Seller is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in default under, the terms of any judgment, decree, order, writ or injunction of any Governmental Authority, whether at law or in equity.

          (r) Brokers, Finders and Agents. Seller is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

          (s) Intellectual Property.

               (i) The Intellectual Property comprise all of the intellectual property rights necessary or desirable for the operation of the Business as currently conducted or as currently proposed to be conducted. Section 4.1(s) of the Disclosure Schedule entitled "Intellectual Property" sets forth a complete and correct list of all:
          (a) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by Seller or a subsidiary of Seller; (b) all trade names and unregistered trademarks, service marks and domain names owned or used by Seller or any of its subsidiaries and material to the Business; and (c) all licenses or similar agreements for the Intellectual Property to which Seller or any subsidiary of Seller is a party, either as licensee or licensor which are material to the Business.

               (ii) Except as set forth on Section 4.1(s) of the Disclosure Schedule entitled "Intellectual Property," (a) Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of the Business as currently conducted free and clear of all liens, licenses, security interests, encumbrances and other restrictions; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or, to the best knowledge of Seller, is threatened, and, to the best knowledge of Seller, there are no grounds for the same; (c) no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable that would have a Material Adverse Change on the Business;
          (d) Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property (including, without limitation, any demand or request that Seller license any rights from a third party); and (e) to the best knowledge of Seller, Seller has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and, to the best knowledge of Seller, Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted.

               (iii) Except as set forth on Section 4.1(s) of the Disclosure Schedule entitled "Intellectual Property," the transactions contemplated by this Agreement will have no material adverse effect on Seller's right, title and interest in and to the Intellectual Property. Seller has taken all necessary action, in its reasonable business judgment, to maintain and protect the Intellectual Property and will continue to maintain and protect the Intellectual Property prior to Closing so as to not materially adversely affect the validity or enforceability of the Intellectual Property. To the best of Seller's knowledge, the owners of any Intellectual Property licensed to Seller have taken all necessary and desirable action to maintain and protect that portion of the Intellectual Property subject to such licenses. "Intellectual Property" means all of the following which is owned by, issued to or licensed to Seller and used in the Business, along with all income, royalties, damages and payments due or payable at the Closing or thereafter including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names together with all goodwill associated therewith, including, without limitation (but subject to Section 6.9) the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing, excluding New Hope Group, New Hope Entertainment and New Hope Investments; copyrights and copyrightable works (including without limitation, web sites); and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, know-how, drawings, specifications, plans, proposals, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); information technologies (including, without limitation, software programs, data and related documentation); and all copies and tangible embodiments of the foregoing (in whatever form or medium) in each case, including, without limitation, the items set forth on Section 4.1(s) of the Disclosure Schedule entitled "Intellectual Property" but excluding the Excluded Assets.

          (t) Year 2000 Compliance.

               (i) Computer Systems. Except as set forth on Section 4.1(t) of the Disclosure Schedule entitled "Year 2000 Compliance," Seller's current Processes are Year 2000 Compliant or will be Year 2000 Compliant by June 30, 1999. Seller has used and will continue to use its commercially reasonable efforts to ensure that the current Processes are Year 2000 Compliant or will be Year 2000 Compliant by June 30, 1999 and, to the extent such Processes will not be Year 2000 Compliant by June 30, 1999, to ensure that the current Processes will become Year 2000 Compliant under current supplier Contracts or standard maintenance and support plans without additional fee or charge of any kind (including any installation, freight, or other costs or fees) to Seller. Seller has attached to Section 4.1(t) of the Disclosure Schedule entitled "Year 2000 Compliance" a Year 2000 compliance plan that details the current plan of Seller to make its Processes Year 2000 Compliant. Such plan is to detail the cost to date, budget and timing of Seller's Year 2000 compliance efforts and its contingency plan.

               (ii) Other Products and Services. Seller has used and will continue to use its commercially reasonable efforts to ensure that its products will be delivered and its respective services will be scheduled and performed in a timely manner without interruptions caused by the date in time on which the product is ordered or is actually delivered or the services are scheduled or actually performed under normal procedures in the ordinary course, whether before, on or after January 1, 2000. Seller has used and will continue to use its commercially reasonable efforts so that, to the best knowledge of Seller, its essential suppliers of products and services, including the essential suppliers of its infrastructure systems, each as set forth on Section 4.1(t) of the Disclosure Schedule entitled "Year 2000 Compliance" have Year 2000 compliance programs in place to avoid interruptions in the supplier-customer trading relationship which could have a Material Adverse Change, whether before, on or after January 1, 2000.

               (iii) Definition. The term "Year 2000 Compliant" means:

                    (A) the functions, calculations and other computer processes of all equipment, computer hardware, software and systems of Seller, including, but not limited to, internal and outsourced systems and embedded computer features within other systems and equipment of Seller (collectively, "Processes"), perform properly in an accurate and consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

                    (B) the equipment, computer hardware, software and systems accept, calculate, compare, sort, extract, sequence and otherwise process data inputs and date values, and return and display date values, in an accurate and consistent manner regardless of the dates used, whether before, on or after January 1, 2000;

                    (C) the equipment, computer hardware, software and systems will function properly without interruptions or manual intervention caused by the date in time on which the Processes are actually performed or by the date of input to the software, whether before, on or after January 1, 2000;

                    (D) the equipment, computer hardware, software and systems accept and respond to two-digit year data input in the Processes in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner; and

                    (E) the equipment, computer hardware, software and systems store and display data information in the Processes in ways that are accurate and unambiguous as to the determination of the century.

          (u) Permits. Section 4.1(u) of the Disclosure Schedule entitled "Permits" contains a true, correct and complete list of all licenses, permits, approvals, variances, waivers or consents ("Permits") issued by any Governmental Authority to Seller which relate to the Business. Except as set forth on Section 4.1(u) of the Disclosure Schedule entitled "Permits" or as would not reasonably be expected to have a Material Adverse Change, (i) Seller has, and is in full compliance with, all Permits which are necessary or required for the operation of the Business as it is currently being operated and its present activities on its properties and facilities, all of which Permits are in full force and effect; (ii) there has been no change in the facts or circumstances reported or assumed in the application for or granting of such Permits; and (iii) Seller's operation of the Business during the pendency of its applications, if any, for Permits does not violate any law, regulation or order of any Governmental Authority.

          (v) Employee Relations; Collective Bargaining Agreements. There are no material controversies, including strikes, disputes, slowdowns or work stoppages, pending, or to the best of Seller's knowledge, threatened that involve any employees employed in connection with the Business. Seller has substantially complied and is substantially complying with all Laws relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and the payment of social security and similar taxes. Seller has not experienced any material labor difficulties, including, without limitation, strikes, slowdowns, or work stoppages, within the five-year period preceding the date hereof. Seller is not a party to any collective bargaining or union contract, and to the best of Seller's knowledge, there exists no current union organizational effort with respect to any of Seller's employees employed in connection with the Business.

          (w) Employees and Employee Plans. Section 4.1(w) of the Disclosure Schedule entitled "Employee Plans" contains a true and complete list of (a) all employees of the Business (each a "Business Employee"), together with their respective job titles and annual compensation (including salaries, bonuses, consulting fees and incentive or deferred compensation) and (b) all employee benefit plans ("Employee Plans") and employment contracts. To the best of Seller's knowledge, the Business does not involve employment of any person in a manner that violates any non-competition or non-disclosure agreement, which such Person entered into in connection with any former employment. Neither Seller nor any officers, directors, shareholders, employees or agents of Seller have taken any action directly or indirectly to obligate Seller to institute any Employee Plan applicable to employees of the Business other than those Employee Plans set forth in such Schedule, or to amend any such Employee Plan. Seller has delivered to Buyer copies of all of the documents comprising each Employee Plan and each employment Contract, and such other materials related thereto as have been reasonably requested by Buyer. Each Employee Plan has been administered in material compliance with its terms and with applicable laws. All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date. With respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Seller, no such proceedings with respect to any insurer are imminent. Buyer has not committed to provide any Business Employee with a benefit under Seller's Life Insurance and Accidental Death & Dismemberment Insurance or Seller's Long Term Disability Insurance (the "Insured Welfare Plans") which is in excess of the coverage provided by any insurance policy that has, or does, provide funding for benefits under the Insured Welfare Plans. None of the Employee Plans is a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(13) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each employee benefit plan maintained or contributed to, currently or in the past, by Seller (or by any other corporation or trade or business the employees of which, together with the employees of Seller, are required by any of the rules contained in ERISA or the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as if they were employed by a single employer) that is a group health plan (as such term is defined in Section 5000(b)(1) of the Code) has been operated in full compliance with (i) the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and (ii) the Health Insurance Portability and Accountability Act of 1996. The consummation of the transactions contemplated by this Agreement will constitute "the disposition by a corporation of substantially all of the assets (within the meaning of Section 409(d)(2) [of the Code]) used by such corporation in a trade or business of such corporation" within the meaning of Section 401(k)(10)(A)(iii) of the Code. In addition, the New Hope Communications, Inc. 401(k) Profit Sharing Plan (the "Seller's Savings Plan") provides that such a disposition of assets within the meaning of Section 401(k)(10)(A)(iii) of the Code is a distribution event for purposes of the Seller's Savings Plan.

          (x) Environmental Matters.

               (i) General. To the best of Seller's knowledge, except for those noncompliance matters that have been and are resolved and except as would not be reasonably likely to result in a Material Adverse Change, Seller is in compliance with all applicable Environmental Laws.

               (ii) Except as disclosed on Section 4.1(x) of the Disclosure Schedule entitled "Environmental Matters," there are no Environmental Claims pending or, to the actual knowledge of Seller, threatened, against Seller that individually or in the aggregate would have or result in a Material Adverse Change.

               (iii) Seller has disclosed and, where requested, made available to Buyer all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to Seller relating to the environmental conditions on, under or about any of the properties or assets owned, leased, or operated by Seller or any predecessor in interest thereto at the present time or in the past.

               (iv) As used in this Agreement:

                    (A) the term "Environmental Claim" means any written claim, demand, suit, action, proceeding, investigation or notice to Seller by any Person or entity alleging any potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by Seller;

                    (B) the term "Environmental Laws" means all Laws relating
               to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and (2) the Occupational Safety and Health Act;

                    (C) the term "Hazardous Substance" means (1) chemicals,
               pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (2) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials,

               (3) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (4) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; in each case in clauses (1)-(4) above which is regulated under any Environmental Law; and

                    (D) the term "Release" means any releasing, disposing,
               discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          (y) Changes in Circumstances. Except as disclosed on Section 4.1(y) of the Disclosure Schedule entitled "Changes in Circumstances," since the Balance Sheet Date, Seller has not other than in the ordinary and normal course of business (i) sold, transferred or otherwise disposed of any properties or assets used in connection with the Business (including the Acquired Assets) for less than fair market value; (ii) mortgaged, pledged or subjected to any Lien, except for Permitted Liens, any of the Acquired Assets; (iii) acquired any material property or assets used in connection with the Business (including the Acquired Assets) for more than fair market value; (iv) sustained any material damage, loss or destruction of or to the Acquired Assets (whether or not covered by insurance); (v) in connection with the Business, granted any salary increase or bonus or permitted any advance to any officer, director or employee, instituted or granted any general salary increase to the employees of Seller or entered into any new, or altered or amended any existing, Employee Plan or any employment or consulting agreement; (vi) made any borrowing, issued any commercial paper or refinanced any existing borrowings, in each case, whether or not in the ordinary and normal course of business; (vii) paid any obligation or liability (fixed or contingent), discharged or satisfied any Lien, or settled any claim, liability or suit pending or threatened; (viii) entered into any licenses or leases in connection with the Business; (ix) made any loans or gifts in connection with the Business; (x) modified, amended, canceled or terminated any Contracts or commitments under circumstances that would reasonably be expected to have a Material Adverse Change; (xi) declared or paid, or become obligated to declare or pay, any dividend or disbursed or become obligated to disburse cash; (xii) made capital expenditures or commitments for additions to property, plant or equipment;
     (xiii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable or any portion thereof;
     (xiv) canceled any other debts or claims or waived any rights of substantial value; (xv) made any material change in any method of accounting or accounting practice; (xvi) paid, accrued or incurred any management or similar fees to any Related Party or made any other payment or incurred any other liability to a Related Party or paid any amounts to or in respect of, or sold or transferred any assets to, any company or other entity, a substantial portion of the equity ownership interest of which is owned by Seller or a Related Party individually or as a group;
     (xvii) suffered any Material Adverse Change; or (xviii) agreed to, or obligated itself to, do anything identified in (i) through (xvii) above. For purposes of this Agreement, a "Related Party" is any trust, corporation or any entity in which Seller or any of its Affiliates has a material interest.

          (z) Taxes.

               (i) Seller has timely filed or provided all income Tax Returns required to be filed or provided before the Closing. All such income Tax Returns are true, correct, and complete in all material respects. Seller has paid all income Taxes owed for the taxable periods covered by such income Tax Returns (whether or not shown thereon). No claim has ever been made by a Governmental Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to Tax in that jurisdiction. No Acquired Assets are subject to any Liens for any Taxes (other than for current Taxes not yet due and payable and Taxes being contested in good faith in applicable proceedings).

               (ii) Seller has been a validly existing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any equivalent state statutes in the states in which Seller is or was engaged in business) at all times since July 1, 1992, and Seller will be an S corporation on the Closing Date.

               (iii) Buyer is not required to deduct and withhold any Taxes described in Section 1445(a) of the Code with respect to its purchase of any Acquired Assets.

               (iv) As used in this Agreement:

                    (A) the terms "Tax" and "Taxes" mean any federal, state,
               local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, including any interest, penalty, or addition thereto.

                    (B) the term "Tax Return" means any return, declaration,
               report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

          (aa) Insurance. Section 4.1(aa) of the Disclosure Schedule entitled "Insurance" contains a list of all insurance policies (specifying the location, insured, insurer, amount of coverage, type of insurance and policy number) maintained by Seller. Except as set forth on Section 4.1(aa) of the Disclosure Schedule entitled "Insurance" or as would not reasonably be expected to have a Material Adverse Change, (i) all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy, (ii) such policies (A) are sufficient for compliance with all requirements of law and of all agreements to which Seller is a party; (B) are valid, outstanding and enforceable policies; (C) provide reasonably adequate insurance coverage for the assets and operations of the Business; (D) will, to the best of Seller's knowledge, remain in full force and effect through the respective dates set forth on Section 4.1(aa) of the Disclosure Schedule entitled "Insurance" without the payment of additional premiums and (E) will not, to the best of Seller's knowledge, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Section 4.1(aa) of the Disclosure Schedule entitled "Insurance" identifies all risks which Seller, its Board of Directors or its officers have designated as being self insured. Except as set forth on Section 4.1(aa) of the Disclosure Schedule entitled "Insurance," Seller has not been refused any insurance with respect to the Acquired Assets, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

          (bb) Approvals. Section 4.1(bb) of the Disclosure Schedule entitled "Assignments and Consents" sets forth a list of all consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements ("Consents"), which must be obtained or satisfied by Seller for the consummation of the transactions contemplated by this Agreement. Seller has commenced and shall continue to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all Consents from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Acquired Assets, and to consummate and make effective the transactions contemplated by this Agreement.

          (cc) Bank Accounts. Section 4.1(cc) of the Disclosure Schedule entitled "Bank Accounts" sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains any safe deposit boxes or accounts (specifying the identifying numbers), and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

          (dd) Books and Records. Except as set forth on Section 4.1(dd) of the Disclosure Schedule entitled "Books and Records" or as would not reasonably be expected to have a Material Adverse Change, the books and records of Seller maintained in connection with the Business (including, without limitation, (i) books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, advertiser lists, inventories, supplier lists, personnel records and taxes, and (ii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions relating to the Business in all material respects and have been maintained consistent with good business practice.

          (ee) Penalties and Renegotiation of Contracts. Except as set forth on
     Section 4.1(ee) of the Disclosure Schedule entitled "Contracts with Penalty Provisions" and as would not reasonably be expected to have a Material Adverse Change, Seller has no liabilities under any Contracts providing for (i) penalties in the event of misfeasance by Seller in the performance of its duties thereunder, or (ii) the renegotiation or redetermination of profits or prices, nor will any of Seller's costs which are incurred or accruable prior to the Closing under Contracts entered into in connection with the Business between Seller and any Governmental Authority or any other Person, firm or corporation or under subcontracts entered into in connection with the Business between Seller and any other Person, firm or corporation be subject to disallowance.

          (ff) Copies of Documents. Seller has made available to Buyer true, correct and complete copies of all Contracts, agreements and other documents listed in the Schedules to this Agreement, and all modifications and amendments thereto.

          (gg) Insider Interests. Except as set forth on Section 4.1(gg) of the Disclosure Schedule entitled "Insider Interests," no officer, director or employee of Seller or any subsidiary has any material interest in any property, real or personal, tangible or intangible, including without limitation, Intellectual Property used in or pertaining to the Business.

          (hh) Investment. Each of Seller and any Person designated in writing to Buyer to receive Buyer Shares pursuant to this Agreement (i) will acquire the Buyer Shares issued to him pursuant to this Agreement solely for his own account for investment purposes and not with a view to any distribution thereof which would violate the Securities Act of 1933, as amended (the "Securities Act"); (ii) is a sophisticated investor with knowledge and experience in business and financial matters; (iii) has not been offered Buyer Shares by any form of general advertising or general solicitation; (iv) has been given access to such information regarding Buyer and its subsidiaries as he has requested and has been given an opportunity to ask questions and has received answers regarding such information; (v) is able to bear the economic risk inherent in holding Buyer Shares and (vi) is an Accredited Investor by virtue of having (x) in the case of Seller, total assets in excess of $5,000,000, (y) in the case of any natural Person (A) a net worth of at least $1,000,000 (without giving effect to any increase in such net worth as a result of the transactions contemplated hereby), (B) income in excess of $200,000 for each of 1997 and 1998 and an expectation of income in excess of such amount in 1999 or (C) income with his spouse in excess of $300,000 for each of 1997 and 1998 and an expectation of income with his spouse in excess of such amount in 1999 or (z) in the case of any other Person, met the requirements of Rule 501(a) under the Securities Act.

          (ii) Affiliate Transactions. Other than with respect to any of the Excluded Assets or Excluded Liabilities, Section 4.1(ii) of the Disclosure Schedule entitled "Affiliate Transactions" contains a complete and correct list of all agreements, contracts, transfers of assets and liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which (x) Seller or any of its subsidiaries, on the one hand, and Greene or any of his Affiliates (other than Seller or any of its subsidiaries), on the other hand, or (y) Seller, on the one hand, and any of its subsidiaries, on the other hand, are or have been a party or otherwise bound or affected, and that (i) are pending or in effect as of the date hereof or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Seller and its subsidiaries taken as a whole.

          (jj) HSR Filing. Seller has filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice, Notification and Report Forms and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules thereunder. Seller represents and warrants that the applicable waiting period under the HSR Act has terminated.

          (kk) Disclosure. No representation or warranty made by Seller contained in this Agreement or in any other writing furnished pursuant hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

          (ll) Representations and Warranties on Closing Date. The representations and warranties of Seller contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     Section 4.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

          (a) Organization and Standing; Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. The Transaction Documents have been, or upon execution thereof will be, duly executed and delivered by Buyer, as the case may be. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Directors of Buyer and, assuming the due authorization, execution and delivery by Seller and Greene, constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) Conflicts; Defaults. Except as set forth on Section 4.2(b) of Buyer's Disclosure Schedule entitled "Conflicts; Defaults," to the best of Buyer's knowledge, neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or constitute a default under, any of the terms of Buyer's Certificate of

     Incorporation, or Buyer's By-Laws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, or any order, judgment or decree, by which Buyer is bound or (ii) violate any Laws of any Governmental Authorities, except for such violations, conflicts and defaults (other than with respect to Buyer's Certificate of Incorporation and Bylaws) which would materially impair or delay Buyer's consummation of the transactions contemplated hereby ("Buyer Material Adverse Change"). To the best of Buyer's knowledge, Buyer is not in violation of or in default under its Certificate of Incorporation or Bylaws, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, or any order, judgment or decree, by which Buyer is bound, or in the payment of any of Buyer's monetary obligations or debts, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default, except for such violations, defaults, conditions or events (other than with respect to Buyer's Certificate of Incorporation and Bylaws) which would not have individually or in the aggregate a Buyer Material Adverse Change.

          (c) Buyer Shares. The Buyer Shares to be delivered pursuant to Section 2.1(a) and Section 2.1(d) will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

          (d) Exchange Act Filings. Since August 7, 1998, Buyer has filed all documents ("SEC Documents") required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Buyer included in the SEC Documents ("Buyer Financial Statements") complied as to form in all material respects with the then applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normally, recurring year-end audit adjustments). Since December 31, 1998, there has been no material adverse change in the financial condition, results of operation, assets or business of Buyer and its subsidiaries taken as a whole.

          (e) Litigation. Except as set forth on Section 4.2(e) of Buyer's Disclosure Schedule entitled "Litigation," or as would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer is not subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority, and there exists no litigation, action, suit, claim or proceeding pending, or, to the best of Buyer's knowledge, any litigation, action, suit, investigation, claim or proceeding threatened against Buyer, at law or in equity or before any Governmental Authority, that would adversely affect the transactions contemplated by this Agreement, and to the best of Buyer's knowledge, no one has grounds to assert any such litigation, action, suit, claim or proceeding.

          (f) Regulatory Compliance. To the best of Buyer's knowledge, except as set forth on Section 4.2(f) of Buyer's Disclosure Schedule entitled "Regulatory Compliance," Buyer is (i) currently in compliance with all applicable Laws and (ii) not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in default under, the terms of any judgment, decree, order, writ or injunction of any Governmental Authority, whether at law or in equity.

          (g) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

          (h) Permits. Except as set forth on Section 4.2(h) of Buyer's Disclosure Schedule entitled "Permits," or as would not reasonably be expected to have a Buyer Material Adverse Change (i) Buyer has, and is in full compliance with, all Permits which are necessary or required for the operation of its business as it is currently being operated and its present activities on its properties and facilities, all of which Permits are in full force and effect; (ii) there has been no change in the facts or circumstances reported or assumed in the application for or granting of such Permits; and (iii) Buyer's operation of its business during the pendency of its applications, if any, for Permits does not violate any law, regulation or order of any Governmental Authority.

          (i) Approvals. Section 4.2(i) of Buyer's Disclosure Schedule entitled "Consents" sets forth a list of all Consents that must be obtained or satisfied by Buyer for the consummation of the transactions contemplated by this Agreement. Buyer has commenced and shall continue to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all the Consents set forth on such schedule.

          (j) HSR Filing. Buyer has filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice, Notification and Report Forms and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the HSR Act, and the rules thereunder. Buyer represents and warrants that the applicable waiting period under the HSR Act has terminated.

          (k) Financial Ability. Buyer has or will have available all of the funds or have the borrowing capacity necessary to perform its obligations under this Agreement when it receives the Consent set forth on Section 4.2(i) of Buyer's Disclosure Schedule entitled "Consents."

          (l) Disclosure. No representation or warranty made by Buyer contained in this Agreement or in any other writing furnished pursuant hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

          (m) Representations and Warranties on Closing Date. The representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.


                                    ARTICLE V
                              CONDITIONS TO CLOSING

     Section 5.1. Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer except for the conditions set forth in subsection (d) (as to Consents of Governmental Authorities) of this
Section 5.1:

          (a) Representations and Warranties. Each of the representations and warranties of Seller made in Section 4.1 of this Agreement qualified as to materiality shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time, and those not so qualified shall be true and correct both on the date hereof and as of the Closing Date as though made at such time.

          (b) Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no Material Adverse Change, or discovery of a condition or occurrence of any event which would be reasonably likely to result in a Material Adverse Change.

          (d) Consents. All Consents of third parties described in Section 3.2(g) and Section 4.2(i) hereof and all Consents of Governmental Authorities necessary to consummate the transactions contemplated hereunder shall have been obtained and satisfied.

          (e) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

          (f) Certificates; Documents. Seller and the other Persons shall have delivered the certificates, opinion of counsel and the other documents required by Section 3.2.

     Section 5.2. Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller except for the conditions set forth in subsection (c) (as to Consents of Governmental Authorities) of this
Section 5.2:

          (a) Representations and Warranties. Each of the representations and warranties of Buyer made in Section 4.2 of this Agreement qualified as to materiality shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time, and those not so qualified shall be true and correct both on the date hereof and as of the Closing Date as though made at such time.

          (b) Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

          (c) Consents. All Consents of third parties described in Section 4.2(i) hereof and all Consents of Governmental Authorities necessary to consummate the transactions contemplated hereunder shall have been obtained.

          (d) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

          (e) Certificates; Documents; Payment. Buyer shall have delivered the certificates, opinion of counsel and the other documents required by
     Section 3.3 and will have delivered the Purchase Price as required by
     Article II.

     Section 5.3. Waiver of Conditions. Consummation of the transactions contemplated in this Agreement will constitute a waiver by each Seller and Buyer of all conditions to the Closing benefitting such party.

                                   ARTICLE VI
                                    COVENANTS

     Section 6.1. Conduct of Business. Seller covenants and agrees that it will conduct the Business in the ordinary course consistent with past practice, including using reasonable efforts to preserve beneficial relationships with distributors, brokers, lessors, suppliers, employees and customers in connection with the Business, during the period from the date hereof until the Closing Date, except as may be necessary to consummate the transactions contemplated hereby or as otherwise agreed to by Buyer. Without limiting the generality of the foregoing, except as otherwise expressly provided herein or as set forth on
Section 6.1 of the Disclosure Schedule entitled "Permitted Actions Prior to Closing," from the date hereof and up to the Closing Date, without the prior consent of Buyer, Seller will not, with respect to the Business: (i) increase the rate of compensation of, or pay any bonus to, any of the employees, (ii) enter into any employment contract with any employee not terminable at will or any management, consulting, deferred compensation, severance or other similar contract or agreement relating to the Business, (iii) enter into any contract or commitment relating to the Business except in the ordinary course of business or as contemplated by this Agreement, (iv) incur any debt, liability or obligation relating to the Business that would constitute an Assumed Liability other than liabilities that are deferred revenue because of deposits and other than in the ordinary course of business and not in excess of $150,000, (v) mortgage, pledge or subject to lien, charge or any other encumbrance any of the Acquired Assets,
(vi) sell, dispose of or discontinue any portion of the Acquired Assets, (vii) enter into any commitments with suppliers, advertisers or others except in the ordinary course consistent with past practice, (viii) incur commitments for capital expenditures except in the ordinary course consistent with past practice, (ix) settle any lawsuits or claims, (x) waive any rights of substantial value under the Contacts that are to be assigned to Buyer pursuant to the terms of this Agreement, (xi) accelerate the collection of any accounts receivable or postpone the payment of any trade payables, (xii) take any action that would have been a breach of the representation and warranty set forth in
Section 4.1(y) had such action been taken prior to the date of this agreement, or (xiii) agree to do any of the foregoing.

     Section 6.2. Confidentiality of Seller. Seller will, and will cause its employees, representatives, consultants and advisors to, hold in confidence and not use any confidential information that remains after the Closing in the possession of Seller concerning the Business, the Acquired Assets and the Assumed Liabilities. Seller will not release or disclose any such information to any Person other than Buyer and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section 6.2 will not apply to information:

          (a) which Seller is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of Law;

          (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 6.2; or

          (c) which can be shown to have been provided to Seller by a third party who obtained such information other than from Seller or other than as a result of a breach of this Section 6.2.

     Section 6.3. Confidentiality of Buyer. Buyer will, and will cause its employees, representatives, consultants and advisors to, hold in confidence and not use any confidential information that is in the possession of Buyer concerning the Excluded Assets and Excluded Liabilities. Buyer will not release or disclose any such information to any Person other than Seller and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section 6.3 will not apply to information:

          (a) which Buyer is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of Law;

          (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 6.3; or

          (c) which can be shown to have been provided to Buyer by a third party who obtained such information other than from Buyer or other than as a result of a breach of this Section 6.3.

     Section 6.4. Maintenance of, and Access to, Records. After the Closing Date, each party hereto will provide the other parties hereto with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business that are in such party's possession or control. Each party hereto will preserve and maintain any books and records relating to the Business and in such party's possession or control pursuant to this Agreement for at least seven years after the Closing Date provided, however, that Seller shall maintain such books and records until any and all applicable statutes of limitations for any taxable year up until the Closing Date have expired.

     Section 6.5. Agreement to Comply. No party will take any action or fail to take any action that will make any of its representations and warranties not true and correct in all material respects on the Closing Date. Each party will use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligations hereunder, provided, however, that no party's obligations under this sentence will require such party to expend funds or incur debt beyond those expended or incurred customarily or in accordance with past practices. Each party will give the other parties prompt written notice of any material change in any of the information contained in the representations and warranties made in Article IV hereof or the schedules referred to in this Agreement that occur prior to the Closing Date; provided, however, that any change in the information contained in the representations and warranties or schedules will not relieve such party of any obligations hereunder if such changes result in a breach of the representations and warranties contained in this Agreement.

     Section 6.6. No Solicitation. Prior to the earlier of the Closing Date or termination of this Agreement, Seller will not, directly or indirectly, through any representatives or otherwise, solicit, initiate, encourage or entertain proposals or offers from any person or entity relating to any acquisition of all or any part of the Acquired Assets or any equity interest in, or any merger, consolidation or business combination with, Seller, or participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any such proposal or offer by any other person or entity.

     Section 6.7. Access. Prior to the Closing Date, Seller will or will cause the Business to, upon reasonable notice and request, (i) give Buyer and its authorized representatives and advisors (collectively, "Representatives") reasonable access during normal business hours to all properties and other facilities and books and records of the Business; (ii) permit Buyer and its Representatives to make such inspections thereof during normal business hours as Buyer may reasonably require, including, to the extent required to provide for the transition in handling of administrative functions, an internal control review and systems review by the internal auditing department of Buyer; and
(iii) cause its employees and advisors to furnish Buyer and its Representatives on a timely basis such information with respect to the Business as Buyer or its Representatives will from time to time reasonably request, which will be furnished solely to persons approved by Seller in a format agreed upon by the parties. In the event that as a result of any such investigation any of the officers of Buyer receive notice of material facts which, based on information actually known to them, they and Buyer will reasonably determine would be required to be disclosed in the Schedules and are not so disclosed, Buyer will use reasonable best efforts promptly to inform Seller of such facts; provided, however, that neither Buyer nor any such officers will have any obligation to make any inquiry in respect of the foregoing; provided, however, that no such investigation or knowledge heretofore or hereafter made or acquired will in any event constitute or result in any waiver of, or otherwise affect, any of the representations, warranties, covenants or conditions contained herein, all of which, and all of Buyer's rights hereunder to indemnification with respect thereto, will survive any such investigation or knowledge and Buyer will have full and absolute rights to enforce all of its rights hereunder.

     Section 6.8. Accounts Receivable.

          (a) In the event that Seller, Greene or any Affiliate of either of them receives any payment relating to any account receivable relating to the Acquired Assets outstanding on or after the Closing Date, such payment will be the property of, and will be immediately forwarded and remitted to, Buyer. Seller, Greene or such Affiliate will promptly endorse and deliver to Buyer any cash, checks or other documents received by any of them on account of any such accounts receivable. Seller, Greene or such Affiliate will advise Buyer (promptly following becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any account receivable relating to the Acquired Assets.

          (b) In the event that Buyer or any Affiliate of Buyer receives any payment relating to any account receivable relating to the Excluded Assets outstanding on or after the Closing Date, such payment will be the property of, and will be immediately forwarded and remitted to, Seller. Buyer or such Affiliate will promptly endorse and deliver to Seller any cash, checks or other documents received by Buyer or such Affiliate on account of any such accounts receivable.

     Section 6.9. Name Change Filings. Seller will, within 10 business days following the Closing, deliver to Buyer evidence of filing with the Secretary of State of Colorado of an amendment to Seller's Articles of Incorporation to change its name from "New Hope Communications, Inc." to a name that is not confusingly similar to "New Hope Communications, Inc." Seller will, within 30 days after the Closing, take such actions and file such documents as may be necessary to (a) reflect such name changes in all States in which Seller is qualified to do business as a foreign corporation and will deliver to Buyer copies of such documents evidencing such name change filings, (b) change the trademarks and trade names associated with any products or services available through Seller to discontinue the use of the trademark and trade name "New Hope Communications, Inc.," and any confusingly similar trademarks and trade names and (c) otherwise discontinue the use of such trademarks and trade names in connection with Seller's business operations. Notwithstanding the foregoing, Seller and Greene shall be entitled to retain all rights in and to existing or future trademarks, service marks, trade names and domain names with respect to the names "New Hope Entertainment," "New Hope Group" and "New Hope Investments" and any derivatives thereof and shall not be required to change any such names so long as such names are not confusingly similar to "New Hope Communications" or used in connection with any line of business similar to the Business. In addition, any use with respect to such retained names will include language disclaiming any affiliation with New Hope Communications, Inc.

     Section 6.10. Further Assurances.

          (a) Seller will use its reasonable best efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after the Closing, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Buyer, and take all such other actions, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Buyer good and marketable title to, and to put Buyer in actual possession and operating control of, all of the Acquired Assets, free and clear of all Liens except for Permitted Liens. Buyer will use its reasonable best efforts to take all such other actions as Seller may reasonably deem necessary or desirable to implement any provision of this Agreement.

          (b) Each party has obtained or shall continue to use its reasonable best efforts to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date after the Closing, all Consents from any Person necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Acquired Assets, as applicable, and to consummate and make effective the transactions contemplated by this Agreement to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Acquired Assets.

     Section 6.11. Resale Restrictions.

          (a) Seller and Greene each hereby acknowledge that:

               (i) The Buyer Shares issued pursuant to Section 2.1(a) and
          Section 2.1(d) cannot be resold except pursuant to a registration statement that has become effective under the Securities Act or unless an exemption from the registration requirements of the Securities Act is legally available;

               (ii) Each certificate representing Buyer Shares issued pursuant to this Agreement will be imprinted with a legend in substantially the following form:

                    "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction (together, the "Securities Laws") and may not be offered for sale, sold, transferred or otherwise disposed of except after delivery to the issuer of a written opinion satisfactory to the issuer from counsel satisfactory to the issuer that the proposed disposition will not require registration under applicable Securities Laws;" and

               (iii) Each has consulted with counsel regarding the effect on them of the foregoing clauses of this Section 6.11(a).

               (iv) Buyer is entering into this Agreement after having recently completed an offering to the public of Buyer Shares pursuant to Buyer's Registration Statement on Form S-3 (No. 333-75555) (the "Registration Statement") filed with the Securities and Exchange Commission on April 1, 1999, and declared effective on May 7, 1999 (the "Equity Offering"), and the Buyer Shares being issued pursuant to
          Section 2.1(a) and to be issued pursuant to Section 2.1(d) have not been registered under the Securities Act, but have been or, with respect to Buyer Shares to be issued pursuant to Section 2.1(d), will be, issued pursuant to an exemption from registration under the Securities Act.

          (b) Buyer agrees that promptly following its receipt of a written request from Seller or Greene for removal of the legend described in
     Section 6.11(a)(ii) from some or all of its or his certificates referred to in such clause, and provided such request is accompanied by such certificate(s) duly endorsed for surrender and by a written opinion satisfactory to Buyer from counsel reasonably satisfactory to Buyer (which shall be deemed to include Willkie Farr & Gallagher) that the shares represented by such certificate(s) may thereafter be freely transferred under applicable Securities Laws, Buyer will cause a new certificate representing such shares, not imprinted with such legend, to be issued to Seller or Greene or their respective nominees.

          (c) Buyer further agrees that, for so long after the Closing Date as such action remains a condition to Seller's or Greene's ability to sell Buyer Shares issued pursuant to this Agreement, Buyer will remain current in its periodic filings under the Exchange Act.

          (d) Buyer further agrees that, by the earlier of the first anniversary of the Closing Date or the registration of any Buyer Shares pursuant to the Registration Rights Agreement, it will cause the Buyer Shares issued, or to be issued, pursuant to this Agreement to be approved for listing on the New York Stock Exchange or such other exchange or quotation system on which Buyer's shares may then be traded or listed.

     Section 6.12. Expenses; Transfer Taxes. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents, and the transactions contemplated hereby. All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) (collectively, "Transfer Taxes") incurred in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby shall be paid equally by Buyer and Seller; provided, however, that Buyer shall pay and hold Seller harmless from any such penalties and additions that would not have arisen but for the negligence of Buyer, and Seller shall pay and hold Buyer harmless from any such penalties and additions that would not have arisen but for the negligence of Seller. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws. To the extent legally able to do so, Buyer shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

     Section 6.13. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer.

     Section 6.14. Press Releases and Disclosure. The parties agree that neither Seller or Buyer nor their respective Affiliates will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors and accountants to Seller or Buyer) without the consent of the other party hereto, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any press release, announcement or public communication to the extent that such party deems such action to be required by Law or stock exchange; provided, further, that such party will, whenever practicable, consult with the other party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

     Section 6.15. Cooperation in the Defense of Claims. If a claim is asserted against Buyer, any of its direct or indirect subsidiaries or Affiliates, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Closing, or the ownership, possession, use or sale of the Acquired Assets prior to the Closing, Seller will cooperate with Buyer in the defense of any such claim. If a claim is asserted against Greene, Seller, any of its direct or indirect subsidiaries or Affiliates, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business after the Closing, or the ownership, possession or use of the Acquired Assets after the Closing, Buyer will cooperate with Greene, Seller or such subsidiary or Affiliate in the defense of any such claim.

     Section 6.16. Regulatory Approvals.

          (a) To the extent not already obtained, Buyer and Seller will take, or cause to be taken by others, all commercially reasonable steps to obtain or satisfy at the earliest practicable date, all Consents from any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or any Governmental Authority (collectively, a "Person") necessary to authorize, approve or permit the full and complete transfer of the Acquired Assets, and to consummate and make effective the transactions contemplated by this Agreement.

          (b) To the extent not already obtained, Seller and Buyer will use their commercially reasonable efforts to obtain any authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of its respective obligations pursuant to this Agreement and any of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, and will cooperate with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Buyer nor Seller will take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.

Section 6.17. Employee Matters.

          (a) Offer to Hire. Effective as of the Closing Date, Buyer shall offer to hire, in a comparable position and at the same rate of pay, each active Business Employee who is primarily involved in the conduct of the Business on the day immediately prior to the Closing Date, and all those inactive Business Employees who are on approved leave on the Closing Date because of jury duty, family or medical leave, sick leave, vacation or military duty or who are on long term disability under Seller's long term disability policy but excluding those Business Employees listed on Section 6.17 of the Company Disclosure Schedule entitled "Non-Hired Business Employees." Unless a Business Employee declines Buyer's offer of employment, each of the Business Employees shall be deemed to have accepted Buyer's offer of employment and shall become an employee of Buyer as of the Closing Date. Buyer shall be responsible for any obligations or liabilities to the Business Employees under the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law ("WARN") to the extent WARN thresholds are exceeded as a result of action taken by Buyer on or after the Closing Date with respect to the Business Employees. Seller shall be responsible for any obligations or liabilities to the Business Employees under WARN as a result of actions taken by Seller prior to the Closing Date.

          (b) Transferred Employees. The Business Employees who accept (or are deemed to accept) employment with Buyer shall be referred to herein as " Transferred Employees." Buyer's obligation with respect to Transferred Employees shall commence as of the Closing Date. Upon request of Buyer, Seller shall provide Buyer reasonable access to and copies of data regarding ages, dates of hire, compensation, job description and, subject to applicable law, such other personnel records as Buyer may reasonably request in respect of the Business Employees.

          (c) Terms of Employment. For the period ending on December 31, 1999, Buyer will provide Transferred Employees with benefits under Buyer's employee benefit plans which are substantially equivalent to those provided to such employees pursuant to the plans set forth on Section 4.1(w) of the Disclosure Schedule entitled "Employee Plans." Except as provided otherwise in this Section 6.17(c), the terms of the Transferred Employees' employment with Buyer shall be upon such terms and conditions as Buyer, in its sole discretion, shall determine and nothing herein expressed or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including, without limitation, any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

          (d) Assumed Plans. As of the date of the Closing and for a period continuing through at least December 31, 1999, Buyer shall assume and become the sponsoring employer under all of the plans set forth on Section 4.1(w) of the Disclosure Schedule entitled "Employee Plans," excluding the Seller's Savings Plan, the New Hope Communications, Inc. Deferred Compensation Plan and the New Hope Communications, Inc. 1993 Stock Option Plan (the "Assumed Plans"). Seller shall take all actions as may be necessary or appropriate in order to establish Buyer as a successor to Seller to all authority, rights and duties under or with respect to the Assumed Plans, including the Seller's authority, rights and duties under or with respect to any and all annuity, insurance, administrative services or similar contracts or agreements and/or trust agreements or other funding vehicles that may form a part of such plan or be related thereto, together with all plan assets; provided, however, that Buyer shall not, by reason of its assumption of the Assumed Plans as provided herein, assume any liability of Seller prior to the Closing Date as the "administrator" of any such Assumed Plan within the meaning of ERISA or for actions taken by Seller with respect to the operation and administration of the Assumed Plans. Notwithstanding the preceding sentence, Buyer will ensure that the Assumed Plans continue to treat employment with Seller prior to the Closing Date as service under the Assumed Plans for purposes of eligibility and entitlement to benefits, but not accruals. In connection therewith, Seller shall execute, or cause to be executed, all instruments and documents (including corporate resolutions and any amendments to any Assumed Plans and related trust agreements, insurance, annuity, administrative services or similar contracts) which, in the reasonable opinion of Buyer, are necessary or desirable to effect the terms of this Section 6.17(d).

          (e) Employee Welfare Benefit Plans. Seller shall retain responsibility for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, and for all worker's compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as "Welfare Type Plans") in respect of claims covered by such plans which are incurred by Transferred Employees and their dependents prior to the Closing Date. Buyer shall be responsible for all claims incurred on or after the Closing Date by Transferred Employees and their dependents under all Welfare Type Plans that are maintained by Buyer for the Transferred Employees and their dependents. For purposes of this
     Section 6.17(e), claims shall be deemed to have been incurred:

               (i) with respect to salary continuation claims, on each day for which benefits are payable to the claimant;

               (ii) with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant; provided, however, a medical claim relating to a claimant's hospitalization shall be deemed to be incurred on the date the claimant was first hospitalized; and

               (iii) with respect to worker's compensation claims, on the date the incident occurred.

     Transferred Employees shall participate under Buyer's Welfare Type Plans as of the Closing Date without any waiting periods, without any evidence of insurability, and without the application of any preexisting physical or mental condition restrictions (except to the extent applicable and unsatisfied under Seller's Welfare Type Plan), and Buyer shall provide credit for claims incurred prior to the Closing Date for purposes of applying deductibles, co-payments, out of pocket maximums, and benefit maximums.

          (f) COBRA. Buyer shall have sole responsibility for "continuation coverage" benefits provided after the Closing Date under Buyer's group health plans to all Transferred Employees, and "qualified beneficiaries" of Transferred Employees, for whom a "qualifying event" occurs after the Closing Date. Seller shall have sole responsibility for "continuation coverage" benefits provided under Seller's group health plans to all employees of Seller, and "qualified beneficiaries" of employees of Seller, for whom a "qualifying event" has occurred on or prior to the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

          (g) Seller's Savings Plan. Upon the consummation of the transactions contemplated by this Agreement, Seller shall cause the Seller's Savings Plan to provide that any Transferred Employee who was a participant in the Seller's Savings Plan immediately prior to the Closing Date shall be entitled to receive a "lump sum distribution" as defined in, and in accordance with, the provisions of Section 401(k)(10) of the Code from the Seller's Savings Plan. Buyer shall cause a defined contribution plan or plans sponsored by Buyer to accept direct rollovers (described in Section 402(c) of the Code) of lump sum distributions to which Transferred Employees are entitled under the Seller's Savings Plan and participant loans transferred in kind. During the period following the Closing Date and preceding the rollover of lump sum distributions and participant loans pursuant to this Section 6.17(g), Buyer will cooperate with and assist Seller in collecting and remitting to the trustee of Seller's Savings Plan payroll deductions relating to any outstanding loans.

          (h) Vacation and Sick Leave. Each Transferred Employee will be credited by Buyer with any unused vacation and sick leave earned as of the Closing Date under the vacation and sick leave policy of Seller applicable to such Transferred Employee, and Seller shall have no liability therefor following the Closing Date. Buyer shall recognize service by each Transferred Employee with Seller for purposes of determining entitlement to vacation and sick leave following the Closing Date under the applicable vacation and sick leave policy of Seller; provided, however, that this
     Section 6.17(h) shall not be construed so as to entitle any Transferred Employee to be credited with any benefits under Buyer's vacation and sick leave policy with respect to any period of employment prior to the Closing Date other than as provided in the preceding sentence.

     Section 6.18. Greene Guaranty. Greene hereby agrees to guarantee the obligations of Seller set forth in Section 2.3.

     Section 6.19. Board of Directors. On or before June 30, 1999, or, if earlier, the next regularly scheduled meeting of Buyer's Board of Directors, Buyer will use its reasonable best efforts to cause Greene to be elected to serve on Buyer's Board of Directors. Prior to such time that Greene is duly elected to Buyer's Board of Directors, Greene will be entitled to attend, and Buyer will give Greene notice of, all meetings of Buyer's Board of Directors.

     Section 6.20. Tax Matters. Buyer shall not claim any Tax deduction on any Tax Return with respect to its payment of (i) any portion of the Purchase Price to persons other than Seller pursuant to Section 2.1 of this Agreement or (ii) the Bonus Amount.


                                  ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

     Section 7.1. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold Greene, Seller, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all claims of third parties and any and all claims, actions, suits, demands, assessments, judgments, losses (including any loss of value), liabilities, damages, costs and expenses (including, without limitation, interest, penalties, attorneys' fees to the extent permitted by law, and accounting fees and investigation costs) (collectively, "Liabilities") that may be incurred or suffered by such Persons resulting or arising from or related to, or incurred or suffered in connection with: (a) the failure of Buyer to assume, pay, perform and discharge the Assumed Liabilities, (b) any breach of any covenant, obligation or agreement of Buyer contained herein or in any other Transaction Document, (c) the failure of Buyer to report the purchase of the Acquired Assets in accordance with the allocations required by Section 2.2, (d) any breach of any representation or warranty of Buyer contained herein or in any other Transaction Document; provided, however, that, for purposes of this provision, with respect to any representation or warranty made by Buyer in
Section 4.2, which by its terms contains any qualification or limitation with respect to knowledge, such misrepresentation or breach thereof will be deemed to have occurred (and indemnification in respect thereof will be available hereunder) if there would have been a misrepresentation or breach of such representation or warranty absent such qualification or (e) any act or omission committed by Buyer after the Closing that gives rise to liability to Seller or Greene under Environmental Laws.

     Section 7.2. Indemnification by Seller. From and after the Closing, Seller and Greene shall jointly and severally indemnify, defend and hold Buyer, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all claims of third parties and any and all Liabilities that may be incurred or suffered by such Persons resulting or arising from, related to or incurred or suffered in connection with: (a) Seller's operation of the Business on or before the Closing, (b) the failure of Seller to assume, pay, perform and discharge the Excluded Liabilities, (c) the failure of Seller to report the sale of the Acquired Assets in accordance with the allocations required by Section 2.2, (d) any breach of any covenant, obligation or agreement of Seller and Greene contained herein or in any other Transaction Document, (e) any breach of any representation or warranty of Seller contained herein or in any other Transaction Document; provided, however, that, for purposes of this provision, with respect to any representation or warranty made by Seller and Greene in Section

4.1, which by its terms contains any qualification or limitation with respect to a Material Adverse Change, or is otherwise qualified or limited with respect to materiality or knowledge, such misrepresentation or breach thereof will be deemed to have occurred (and indemnification in respect thereof will be available hereunder) if there would have been a misrepresentation or breach of such representation or warranty absent such qualification or limitation, or (f) any failure to comply with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer.

     Section 7.3. Notice of Claim; Right to Participate in and Defend Third Party Claim.

          (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article VII, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

          (b) The indemnified party shall have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party shall not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless (i) the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim, or (ii) the indemnifying party shall not have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article VII and established security in form and substance reasonably satisfactory to the indemnified party to secure the indemnifying party's obligations under this Article VII with respect to such Third Party Claim. The indemnifying party shall be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

          (c) Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it shall have no further right to contest the validity of such claim.

     Section 7.4. Maximum and DeMinimis Amounts for Seller's Indemnification.

          (a) Except as provided in Section 7.4(c), the maximum amount of indemnification that can be required of Seller under Section 7.2(e) shall not exceed $82 million (the " Seller Cap").


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


          (b) Except as provided in Section 7.4(c), Seller will not be required to indemnify, defend or hold Buyer harmless from and against any Liabilities under Section 7.2(e) unless and until the amount of such Liabilities equals $250,000 in the aggregate (the "Seller Threshold Amount"), in which event Seller will be obligated to indemnify Buyer, and Buyer may assert its right to indemnification hereunder to the full extent of all Liabilities relating to such breach, including Liabilities that are less than the Seller Threshold Amount.

          (c) Neither the Seller Threshold Amount nor the Seller Cap will apply to any claim made by Buyer based on (i) fraud or (ii) the representations and warranties contained in any of Section 4.1(a) (Organization and Standing; Power and Authority), Section 4.1(e) (Acquired Assets; Title to Acquired Assets), Section 4.1(w) (Employees and Employee Plans), Section 4.1(r) (Brokers, Finders and Agents), Section 4.1(z) (Taxes) or Section 4.1(x) (Environmental Matters).

     Section 7.5. Maximum and DeMinimis Amounts for Buyer's Indemnification.

          (a) Except as provided in Section 7.5(c), the maximum amount of indemnification that can be required of Buyer under Section 7.1(d) shall not exceed $41 million (the " Buyer Cap").

          (b) Except as provided in Section 7.5(c), Buyer will not be required to indemnify, defend or hold Seller or Greene harmless from and against any Liabilities under Section 7.1(d) unless and until the amount of such Liabilities equals $250,000 in the aggregate (the "Buyer Threshold Amount"), in which event Buyer will be obligated to indemnify Seller or Greene, and Seller and Greene may assert its right to indemnification hereunder to the full extent of all Liabilities relating to such breach, including Liabilities that are less than the Buyer Threshold Amount.

          (c) Neither the Buyer Threshold Amount nor the Buyer Cap will apply to any claim made by Seller or Greene based on (i) fraud or (ii) the representations and warranties contained in any of Section 4.2(a) (Organization and Standing; Power and Authority) or Section 4.2(g) (Brokers, Finders and Agents).

     Section 7.6. Survival of Representations and Warranties; Survival of Environmental Indemnity.

          (a) The representations and warranties of Seller and Greene, as the case may be, made in Article IV hereof will survive the Closing for a period of eighteen months, except (i) those representations and warranties made in Section 4.1(w) (Employees and Employee Plans) and Section 4.1(z) (Taxes), which representations and warranties and any related claim or action shall survive the Closing until 30 days following the applicable period of limitations on assessment (including, without limitation, any extensions thereof) has expired, (ii) those representations and warranties made in Section 4.1(a) (Organization and Standing; Power and Authority) and
     Section 4.1(e) (Acquired Assets; Title to Acquired Assets), which representations and warranties and any related causes of action will survive the Closing forever and (iii) those representations and warranties made in Section 4.1(x) (Environmental Matters), which representations and warranties and any related cause of action will survive the Closing for a period of five years.

          (b) The representations and warranties of Buyer made in Article IV hereof will survive the Closing for a period of eighteen months, except those representations and warranties made in Section 4.2(a) (Organization and Standing; Power and Authority), which representations and warranties and any related causes of action shall survive the Closing forever.

          (c) Any claim for indemnification under Section 7.1(e) hereof must be asserted on or prior to the fifth anniversary of the Closing Date.

     Section 7.7. Exclusions. No limitation set forth in Section 7.4 will apply with respect to any matter as to which Seller or Greene had knowledge as of the Closing and that was not disclosed in writing to Buyer. No limitation set forth in Section 7.5 will apply with respect to any matter as to which Buyer had knowledge as of the Closing and that was not disclosed in writing to Seller.

     Section 7.8. Setoff. If, after following the procedures set forth in this
Article VII, it has been determined that Buyer is entitled to an indemnification payment from Seller or Greene, and Seller and Greene fail to make such payment within five business days of such determination, in addition to any and all other remedies under this Agreement or at law or in equity, Buyer shall be entitled to recover any such indemnification payment (whether or not such amount is liquidated or reduced to judgment) (a) first, by making a claim against the Escrow Funds and (b) next, by retaining and setting off such amounts less any Escrow Funds received against any amounts due or to become due from Buyer to Seller under this Agreement, including, without limitation, any Contingent Payment.

     Section 7.9. Purchase Price Adjustment. Buyer and Seller agree to treat any payments under this Article VII as an adjustment to the Purchase Price for Tax purposes.


                                  ARTICLE VIII
                                   TERMINATION

     Section 8.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

          (a) Mutual Consent. By mutual written consent of Seller and Buyer;

          (b) Closing Date. By Seller or Buyer if the Closing shall not have occurred on or before July 30, 1999 (the "Termination Date");

          (c) Seller Misrepresentation or Breach. By Buyer, if there has been a material breach by Seller of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Seller;


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


          (d) Buyer Misrepresentation or Breach. By Seller, if there has been a material breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Buyer; and

          (e) Court Order. By Seller or Buyer if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

     Section 8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party and this Agreement shall thereafter become void and have no further force and effect and all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer, except that (a) each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with Section 6.2 or Section 6.3, as applicable; (b) the obligations of Seller and Buyer under
Section 6.12 and Section 6.14 shall survive such termination; and (c) such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of, or relieve any party from liability for, any breach of this Agreement prior to termination under Section 8.1.


                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.1. Amendments. This Agreement may be amended only by a writing executed by all of the parties hereto.

     Section 9.2. Entire Agreement. This Agreement and the other agreements expressly provided for herein set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties.

     Section 9.3. Governing Law. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine. Buyer hereby agrees to submit to the personal jurisdiction of the state or federal courts located in the State of New York. Notwithstanding the foregoing, any party may initiate and prosecute any legal proceeding or seek enforcement of any judgment in any proper court having jurisdiction in the United States or elsewhere.

     Section 9.4. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given (a) when received if personally delivered, (b) on the third business day after being sent by registered or


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


certified mail, return receipt requested, postage prepaid or (c) as of the date sent by telecopy, with confirmed answer back, to the parties at their respective addresses set forth below.

     To Seller or Greene:  New Hope Communications, Inc.
                           1301 Spruce Street
                           Boulder, Colorado 80302
                           Telecopy: (303) 449-8017
                           Attention: R. Douglas Greene, Chairman and Chief
                                      Executive Officer


     With a copy to:       Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York 10019
                           Telecopy: (212) 728-8111
                           Attention: Richard K. DeScherer, Esq.


     To Buyer:             Penton Media, Inc.
                           1100 Superior Avenue
                           Cleveland, OH  44114
                           Telecopy: (216) 931-9891
                           Attention: Thomas L. Kemp, Chief Executive Officer


     With a copy to:       Jones, Day, Reavis & Pogue
                           901 Lakeside Avenue
                           Cleveland, OH  44114
                           Telecopy: (216) 579-0212
                           Attention: Christopher M. Kelly, Esq.

Any party by written notice to the others given in accordance with this Section
9.4 may change the address or the Persons to whom notices or copies thereof will be directed.

     Section 9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

     Section 9.6. Assignment. This Agreement will be binding upon and inure to the benefit of the successors and assigns of each party hereto, but, except as provided in this Section 9.6, no rights, obligations or liabilities hereunder will be assignable by any party without the prior written consent of the other parties. Buyer and Seller hereby acknowledge that Seller has the right to assign its right to receive the Purchase Price as directed in writing by Seller to Buyer.

     Section 9.7. Waivers. Except as otherwise provided herein, Buyer or Seller (acting on behalf of itself and its appropriate Affiliates) may waive in writing compliance by any of the other parties hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement or in any of


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


the other Transaction Documents (except such as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of this Agreement or any of the other Transaction Documents, by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any of the other Transaction
Documents.


     Section 9.8. Third Parties. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person or entity, including, without limitation, Autry, the Charitable Foundation and the Management Team, other than Buyer, Seller and Greene any rights or remedies under or by reason of this Agreement. For the avoidance of doubt, nothing in
Section 2.1 hereof is intended, or will be construed, to confer upon Autry, the Charitable Foundation or the Management Team the status of a third-party beneficiary under this Agreement, and the parties hereto agree that any benefit conferred upon Autry, the Charitable Foundation and the Management Team by
Section 2.1 hereof is incidental to the benefits conferred upon Seller and Greene under this Agreement.

     Section 9.9. Survival of Covenants. Each of the covenants and obligations contained in this Agreement will survive in accordance with their terms.

     Section 9.10. Schedules, Addenda and Exhibits. The Schedules, Addenda and Exhibits attached to this Agreement are incorporated herein and will be part of this Agreement for all purposes.

     Section 9.11. Headings. The headings in this Agreement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Agreement.

     Section 9.12. Certain Definitions.

          (a) For purposes of this Agreement, the term "Affiliate" will mean any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person or entity; provided, however; that with respect to Seller, the term "Affiliate" will not include Greene and those Persons that are Excluded Assets.

          (b) For purposes of this Agreement and of any other Transaction Document, the phrase "to the best of Seller's knowledge" or "Seller's knowledge" will be deemed to include all information that is actually known or, in the exercise of reasonable diligence in the normal course of their employment and/or assigned duties, should be known, by each of the following individuals: (i) Greene and all management or supervisory personnel who are (or, at any time since January 1, 1998, were) employed or retained by Seller and (ii) all other individuals employed or retained by Seller who have (or should have) exercised by reason of their position, responsibilities or duties, the principal supervisory, monitoring or compliance function with respect to any of the particular subject matters addressed by the representations and warranties of Seller set forth in
     Article IV of this Agreement.


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


          (c) For purposes of this Agreement and any other Transaction Document, the phrase "to the best of Buyer's knowledge" or "Buyer's knowledge" will be deemed to include all information that is actually known or, in the exercise of reasonable diligence in the normal course of their employment and/or assigned duties, should be known by all individuals employed or retained by Buyer who have (or should have) exercised by reason of their position, responsibilities or duties, the principal supervisory, monitoring or compliance function with respect to any of the particular subject matters addressed by the representations and warranties of Buyer set forth in Article IV of this Agreement.

     Section 9.13. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. No remedy will be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

     Section 9.14. Gender and Number. The masculine, feminine or neuter gender and the singular or plural number will each be deemed to include the others whenever the context so indicates.

             [The Remainder of This Page Intentionally Left Blank.]


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


     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.


                                        NEW HOPE COMMUNICATIONS, INC.



                                        By: /s/ R. Douglas Greene
                                        -----------------------------
                                        Name:  R. Douglas Greene
                                        Title: CEO


                                        R. Douglas Greene
                                        -----------------------------
                                        R. Douglas Greene



                                        PENTON MEDIA, INC.



                                        By: /s/ Thomas L. Kemp
                                        ----------------------------
                                        Name:  Thomas L. Kemp
                                        Title: Chief Executive Officer